UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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3854 American Way, Suite A

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

e-mail: investor@amedisys.com

April 26, 2019

Dear Fellow Stockholder:

You are cordially invited to our 2019 Annual Meeting of Stockholders on Friday, June 7, 2019 at 10:00 a.m., Central Daylight Saving Time, at our executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203. We look forward to updating you on new developments at Amedisys.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules again this year. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of the Annual Meeting and our costs associated with the physical printing and mailing of proxy materials.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) Internet, (ii) telephone, or (iii) mail in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Amedisys is a leading health care at home company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. We partner with 3,000 hospitals, and 65,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. With more than 21,000 employees, in 472 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 376,000 patients in need every year.

I look forward to sharing our strategic plans for 2019 with you during our Annual Meeting.

Sincerely,

Paul B. Kusserow
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Friday, June 7, 2019
Time:	10:00 a.m., Central Daylight Saving Time
Place:	Amedisys, Inc. Executive Office 209 10th Ave. S., Suite 512 Nashville, Tennessee 37203

Proposals:

1.

To elect the seven director nominees identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2020 Annual Meeting of the Company’s stockholders or upon his or her successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019.

3.	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say on pay” vote).

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders instead of paper copies of our Proxy Statement and 2018 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, our 2018 Annual Report and proxy card.

Who can vote:	Stockholders of record at the close of business on April 11, 2019 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided, if you requested printed copies of the proxy materials. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival at the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

Donald A. Washburn Non-Executive Chairman of the Board of Directors

April 26, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 7, 2019:

The Notice of Internet Availability of Proxy Materials, Notice of Meeting, Proxy Statement and 2018 Annual Report to Stockholders are available free of charge at www.proxyvote.com

(i)

3854 American Way, Suite A

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 7, 2019

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

AND THE ANNUAL MEETING

Q:	What is this document?

A:

This document is the Proxy Statement of Amedisys, Inc. that is being made available to stockholders on the Internet, or sent to stockholders upon request, in connection with our Annual Meeting of stockholders to be held on Friday, June 7, 2019 at 10:00 a.m. Central Daylight Saving Time at our executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203 (the “Meeting”). A proxy card is also being furnished with this document, if you requested printed copies of the proxy materials.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Pursuant to rules adopted by the SEC, the Company will use the Internet as the primary means of furnishing proxy materials to stockholders again this year. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the complete proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with the physical printing and mailing of materials.

Q:	Why am I receiving these materials?

A:

You are receiving this document because you were one of our stockholders on April 11, 2019, the record date for the Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing the Notice on or about April 26, 2019.

Q:	Who may vote at the Meeting?

A:

We have fixed the close of business on April 11, 2019, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 32,044,848 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 11, 2019 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are three proposals to be considered and voted on at the Meeting:

(1)

To elect the seven director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) or upon his or her successor being elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2019; and

(3)	To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“say on pay” vote).

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What are my choices when voting on the election of the seven director nominees identified in this Proxy Statement, and what vote is needed to elect directors to the Board of Directors?

A:

In regards to the vote on the election of the seven director nominees identified in this Proxy Statement to serve until the 2020 Annual Meeting or upon his or her successor being elected and qualified, stockholders may:

•	vote in favor of all director nominees;

•	vote in favor of specific director nominees; or

•	vote to withhold authority to vote for all director nominees.

Directors are elected by a plurality of the votes cast at the Meeting. As a result, the seven directors receiving the highest number of “FOR” votes will be elected as directors. The Company’s Corporate Governance Guidelines, however, provide that a director candidate must tender his or her resignation if he or she receives a greater number of “withhold” votes than “for” votes. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors on whether to accept or reject the resignation or whether other action should be taken. For additional information, please see the discussion beginning on page 19 of this Proxy Statement.

Q:

What are my choices when voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019, and what vote is needed to ratify their appointment?

A:	In regards to the vote on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2019. For additional information, please see the discussion beginning on page 23 of this Proxy Statement.

Q:

What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	In regards to the advisory (non-binding) proposal on the compensation paid to our Named Executive Officers, stockholders may:

•	vote in favor of the advisory say-on-pay proposal;

•	vote against the advisory say-on-pay proposal; or

•	abstain from voting on the advisory say-on-pay proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion beginning on page 29 of this Proxy Statement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the seven nominees to our Board of Directors identified in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2019; and

•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say on pay”).

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2018 Annual Report to Stockholders is available for download free of charge at www.proxyvote.com.

Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important Company information. Important information, including press releases, investor presentations and financial information regarding our Company is routinely posted on and accessible on the Investors subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investors subpage of our website.

In addition, we make available on the Investors subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board of Directors are also available on the Investors subpage of our website (under the link “Governance”).

Information from this website is not incorporated by reference into this Proxy Statement.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock outstanding as of the Record Date is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes?”

A:

On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2019 is considered a “routine” matter.

Under applicable stock exchange rules: (i) the election of directors and (ii) the advisory (non-binding) vote on the compensation of our Named Executive Officers (“say on pay” vote) are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on (i) the election of directors and (ii) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”), without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.

Q:	What if I abstain from voting?

A:

You have the option to “ABSTAIN” from voting with respect to (i) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019 and (ii) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”). Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.

Q:

How will my shares be voted if I return my proxy card or vote via telephone or Internet? What if I return my proxy card but do not provide voting instructions or complete the telephone or Internet voting procedures but do not specify how I want to vote my shares?

A:

Our Board of Directors has named Paul B. Kusserow, our President and Chief Executive Officer, and Scott G. Ginn, our Chief Financial Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE TELEPHONE OR INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019; AND “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-

BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY ON PAY”).

Q:	How do I vote?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If you are a record holder, the Notice is being sent to you directly by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in this Proxy Statement. Whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials or (iii) marking, signing and returning your proxy card promptly, if you requested printed copies of the proxy materials, so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:

If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:

You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who is soliciting my vote?

A:	In this Proxy Statement, our Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:

We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:

We will announce preliminary voting results at the Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investors” subpage of our website, www.amedisys.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:

If you have any questions about this Proxy Statement or the Meeting, please contact Jennifer Guckert, our Vice President, Associate General Counsel and Secretary, at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

Q:	What if I have more than one account?

A:

Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer & Trust Company, LLC, online at www.amstock.com or by calling (800) 937-5449.

Q:	Will a list of stockholders entitled to vote at the Meeting be available?

A:

In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at our executive office on June 7, 2019, where the Meeting will be located, and will be accessible for ten days prior to the Meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers as of April 26, 2019:

Name	Age	Title
Christopher T. Gerard	52	Chief Operating Officer
Scott G. Ginn	50	Chief Financial Officer
David L. Kemmerly	56	General Counsel
Paul B. Kusserow	57	President and Chief Executive Officer
Michael P. North	54	Chief Information Officer
David B. Pearce	58	Chief Compliance Officer
Sharon Brunecz	52	Chief Human Resources Officer

Christopher T. Gerard is our Chief Operating Officer (since January 2017). He previously served as President for the South Central Region of Kindred at Home, a division of Kindred Healthcare, Inc., a healthcare services company, from 2015 to 2016. Prior to his role as Regional President, Mr. Gerard was the Chief Operating Officer at Kindred at Home from 2014 to 2015. Mr. Gerard joined Kindred in 2012 as Regional Vice President when Kindred acquired IntegraCare Holdings, Inc., a home health, hospice and community care agency based in Grapevine, Texas. Mr. Gerard was an original founder of IntegraCare in 1998 and served as its President and Chief Executive Officer from 2007 to 2012.

Scott G. Ginn is our Chief Financial Officer (since October 2017). He previously served as Chief Accounting Officer from February 2017 to October 2017, Senior Vice President of Finance and Accounting from October 2015 to February 2017 and Senior Vice President of Accounting and Controller from April 2007 to October 2015. Prior to joining the Company, he was a Director at Postlethwaite & Netterville, a professional accounting corporation. Mr. Ginn is a Certified Public Accountant.

David L. Kemmerly is our General Counsel (since October 2015). He previously served as Interim General Counsel from March 30, 2015 to October 30, 2015. Mr. Kemmerly has over 26 years of experience in governmental affairs, with more than 18 years specializing in health care law and public policy. From September 2013 to March 2015, he served as Special Counsel at Adams and Reese LLP, a multidisciplinary law firm where he represented diverse health care interests before the state legislature and state agencies. Prior to Adams and Reese, Mr. Kemmerly served as Director of State Public Affairs of Humana, Inc. for six years where he was responsible for legislative and regulatory affairs and outcomes in all 50 states. In this role, he developed and led implementation of successful state legislative and regulatory strategies that helped protect the business interests of one of the nation’s largest health insurers with over 13 million medical enrollees. Mr. Kemmerly has extensive experience in state and national government relations, including serving as Associate Director of the Department of Government Affairs for the Louisiana State Medical Society where he lobbied state legislators, state regulatory agencies, and the U.S. Congress on issues impacting physicians and the practice of medicine. He also served as an attorney for the Louisiana State Senate, a political consultant for DLK Consulting Group, and on the staffs of a Governor and member of Congress.

Paul B. Kusserow is our President and Chief Executive Officer (since December 2014) and has been a member of our Board of Directors since joining our Company in December 2014. Additional information regarding Mr. Kusserow is provided below under “Proposal 1—Election of Directors—Nominees.”

Michael P. North is our Chief Information Officer (since November 2016) and previously served as our Senior Vice President of Operations (from May 11, 2015 to November 3, 2016). Mr. North, a seasoned IT executive, recently led Amedisys’ successful conversion to the Homecare Homebase platform. Before Amedisys, he served as the Director of Corporate Development Integrations for Humana from May 2006 to May 2015. His senior level responsibilities included all IT and operational integrations for acquisitions. Prior to that, North served as the Director of IT Support with Kindred Healthcare from October 1999 to May 2006.

David B. Pearce is our Chief Compliance Officer (since July 2016). Mr. Pearce applies his expertise to manage and oversee the ethics and compliance programs at Amedisys. He is responsible for developing and supervising policies, procedures and practices designed to promote ethical behavior and compliance with federal and state healthcare laws and regulations. He also identifies and assesses any compliance vulnerability and risk within the organization. Prior to joining Amedisys, Mr. Pearce served as Senior Vice President and Chief Counsel for Kindred’s (KND) at Home

division, a $2.5 billion home health, hospice and community care services business with approximately 700 locations and 42,000 employees nationwide, from July 2014 to June 2016. Previously, Mr. Pearce was General Counsel and Chief Compliance Officer for Extendicare Health Services, Inc. (TSE: EXE) from September 2010 to July 2013. Mr. Pearce served as Vice President and Chief Counsel for Kindred Healthcare’s Health Services Division from October 1999 to August 2010. He has also performed in general counsel, compliance, and legal roles for organizations such as Vencor (the predecessor to Kindred) (from December 1998 to October 1999), law firm Sturgill, Turner, Barker and Moloney in Lexington, Kentucky (from June 1994 to December 1998), and Atlanta, Georgia-based law firm Arnall Golden and Gregory (from July 2013 to July 2014). He began his legal career as a Staff Judge Advocate for the United States Navy, where he also served as general counsel for two high-ranking officers. Mr. Pearce received his Bachelor of Science degree from the University of Kentucky and earned his Juris Doctor from Northern Kentucky University.

Sharon Brunecz is our Chief Human Resources Officer (since June 2018). With more than 20 years of experience, Ms. Brunecz is an expert in leading human capital strategies that drive business outcomes including talent management, total rewards, organizational and leadership development, employee engagement, talent acquisition, metrics and analytics, and merger and acquisitions. Prior to joining Amedisys, Ms. Brunecz served as Chief Human Resources Officer from September 2015 to June 2018 for US Acute Care Solutions (USACS), the nation’s leading physician-owned provider of integrated acute care services offering emergency, hospitalist and observation medicine to hospital partners. In this role, she had overall accountability for Human Resources, Corporate Communications and Marketing functions. Prior to USACS, Ms. Brunecz held several HR leadership positions with PNC Financial Services Group, a diversified financial services company, from 1998 to 2015.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors shall not be less than three nor more than 15 persons, the exact number thereof to be determined from time to time by resolution of our Board of Directors. Our Board of Directors has currently set the number of directors at nine. Effective as of the date of the Meeting, our Board of Directors by resolution has set the number of directors at seven. The Board has nominated the seven persons named below for election at the Meeting. On February 12, 2019, Linda J. Hall notified the Company that she will retire as a director effective as of the date of the Meeting. Nathaniel M. Zilkha is not standing for re-election at the Meeting.

All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at the Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Board Member Qualifications; Diversity

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience and background of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. At this time, our Board of Directors has determined to decrease the size of the Board from nine directors to seven directors, effective as of the date of the Meeting, instead of filling the vacancies caused by Ms. Hall’s retirement and Mr. Zilkha’s not standing for re-election at the Meeting.

Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the

Nominating and Corporate Governance Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be appointed by the Board to fill a vacancy.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appear below.

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
Julie D. Klapstein	64	2016
Paul B. Kusserow	57	2014
Richard A. Lechleiter	60	2016
Jake L. Netterville	81	1997
Bruce D. Perkins	65	2015
Jeffrey A. Rideout, MD	57	2016
Donald A. Washburn	74	2004

Julie D. Klapstein. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, one of the nation’s largest health information networks optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. Ms. Klapstein was the Chief Executive Officer and board member of Availity for 11 years. Ms. Klapstein’s 30+ years of experience in the healthcare information technology industry include executive roles at Phycom, Inc. as Chief Executive Officer, Sunquest Information Systems (EVP); SMS’ Turnkey Systems Division (now Siemens Medical Systems) and GTE Health Systems. She currently serves on the board of directors for Quality Systems, Inc., a firm that provides software and services to medical and dental offices, eSolutions, Inc., specializing, in revenue cycle management solutions, Dominion Diagnostics, LLC, a firm specializing in laboratory services, Bottom Line Systems, a firm specializing in underpayment and denial for hospitalization, and the Grand Canyon Association, the official nonprofit partner of the Grand Canyon National Park. Ms. Klapstein was a past director for two public boards: Annies, Inc. and Standard Register and has been a director for multiple private companies. Ms. Klapstein earned her bachelor’s degree from Portland State University in Portland, Oregon. She is the recipient of multiple awards for top business leadership.

Director Qualifications:

•

Extensive Knowledge of the Healthcare Industry—Ms. Klapstein has over 30 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare technology companies.

•	Relevant Executive/Management Experience—Ms. Klapstein has extensive senior management and executive experience in the healthcare industry.

•	Public Company Board Experience—Ms. Klapstein has outside board experience on three public company boards of directors (other than Amedisys).

Paul B. Kusserow. Mr. Kusserow is our President and Chief Executive Officer (since December 2014) and has been a member of our Board of Directors since joining our Company in December 2014. Previously, he was Vice Chairman and President of Alignment Healthcare, Inc., an integrated clinical care and health plan company, from June 2014 until December 2014. From December 2013 until June 2014, Mr. Kusserow served as a consultant for Boston Consulting Group (BCG), where he advised Amedisys on corporate strategy. Before that, he served as Senior Vice President, Chief Strategy, Innovations and Corporate Development Officer of Humana, Inc., a healthcare services and benefits company, from February 2009 through December 2013. Prior to joining Humana, Inc., he was Managing Director and Chief Investment Officer of the Ziegler HealthVest Fund, a venture capital fund focused on early to mid-stage investments in healthcare services, healthcare technology and wellness; a co-founder and Managing Director of San Ysidro Capital Partners, L.L.C., an investment advisory and management firm specializing in healthcare services and technology; and Managing Partner of Roaring Mountain, L.L.C., a strategy consulting and investment management firm with large clients in healthcare services and technology. Mr. Kusserow began his healthcare career with Tenet Healthcare Corporation, one of the nation’s largest investor-owned healthcare service companies, where he spent seven years, the last four as Senior Vice President, Strategy and Tenet Ventures. He began his career as a management consultant at McKinsey & Company. He has served on many corporate and advisory boards, and currently serves on the Boards of Directors of Oak Street Health, Picwell, Inc., and Matrix Medical Network. He previously served on the Board of Directors of Connecture, Inc., New Century Health, Inc., AxelaCare Health Solutions, Inc. and as the Chairman of the Board of Directors of Availity Inc. and Healthsense, Inc.

Director Qualifications:

•	Extensive Knowledge of our Company’s Business—Mr. Kusserow has served as our President and Chief Executive Officer since December 2014.

•

Extensive Knowledge of the Healthcare Industry—Mr. Kusserow has over 20 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare services and benefits companies.

•	Relevant Executive/Management Experience—Prior to joining our Company, Mr. Kusserow had extensive senior management and executive experience in the healthcare industry.

Richard A. Lechleiter. Mr. Lechleiter has been the President of the Catholic Education Foundation of Louisville since 2014. Previously, from 2002 until 2014, he was Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a leading publicly traded national healthcare services company. Prior to joining Kindred Healthcare, Inc., Mr. Lechleiter was Vice President and Chief Accounting Officer of Humana, where he played a key role in the spin-off of Humana’s hospital business and joined the new company, Galen Health Care, Inc., as Chief Accounting Officer. Galen Health Care, Inc., ultimately became a part of Columbia/HCA Healthcare Corp. Mr. Lechleiter has served as a member of the Board of Directors of Stock Yards Bancorp, a public bank holding company, since 2007. In 2016, Mr. Lechleiter joined the Board of Directors of Trilogy Healthcare Services LLC, a privately held healthcare services company based in Louisville, Kentucky. Mr. Lechleiter is a former certified public accountant and earned his undergraduate degree in accounting from Xavier University.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Mr. Lechleiter has over 34 years of experience in the healthcare industry.

•	Relevant Executive/Leadership Experience—Mr. Lechleiter has extensive senior management and executive experience in the healthcare industry.

•

Public Company Board Experience—Mr. Lechleiter has outside board experience with two other companies and serves as Chair of the Executive Compensation Committee for Stock Yards Bancorp and a member of the Audit Committee for both Stock Yards Bancorp and Triology Heathcare Services.

•

High Level of Financial Literacy—Mr. Lechleiter has held executive financial leadership roles at Kindred Healthcare, Humana and Galen Health Care, Inc. He also serves as a member of the Audit Committee of both Stock Yards Bancorp and Trilogy Healthcare Services. Until his retirement from Kindred he was a certified public accountant for 35 years.

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and is currently the Chairman, Emeritus, of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Netterville has been a member of our Board of Directors for over 20 years.

•

High Level of Financial Literacy—Mr. Netterville has been a certified public accountant for over 50 years and has been designated as one of our “Audit Committee Financial Experts” on our Audit Committee.

•	Relevant Governance Experience—Mr. Netterville served as Managing Partner of an accounting firm and currently serves as its Chairman, Emeritus.

Bruce D. Perkins. Mr. Perkins, the managing member for Perkins, Smith, & Associates, L.L.C. (“PSA”), based in Louisville, Kentucky, serves on the boards of three private healthcare companies. Mr. Perkins serves as a strategic executive for Baroma Midco, L.L.C.; a strategic advisor and executive coach for ChenMed, a Florida based MSO; a senior advisor for the Marwood Group; a senior advisor for US Imaging; and a consultant for Conviva, Interpreta, Devoted Health and Heath Care Service Corporation. He also serves on the Advisory Board of the University of Louisville College of Business. He previously served as chairman of the board of MCCI Group Holdings, a board member of Humana Health Plan of Puerto Rico, a strategic advisor for MCCI Group Holdings, and the treasurer of the American Association of PPOs (AAPPO). Mr. Perkins retired from Humana, Inc. (“Humana”) at the end of 2014 after a thirty-eight year career, most recently as President of Humana’s Healthcare Services Segment, which included the company’s pharmacy business, home care business, behavioral health business, physician businesses, and all clinical and provider network functions. Prior to his role as President of Healthcare Services, Mr. Perkins served as Regional Vice President and Divisional President for Humana health plans across multiple markets, and prior to the spin-off Humana’s hospital business, Mr. Perkins held multiple leadership positions including Divisional Vice President and hospital CEO, COO, and CFO.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Mr. Perkins has over 42 years of experience in the healthcare industry.

•

Relevant Executive/Leadership Experience—Mr. Perkins served as the President of Humana’s Healthcare Services Segment, which had annual revenue of $21 billion. Mr. Perkins served as Regional Vice President and Divisional President for Humana health plans across multiple markets, and prior to the spin-off Humana’s hospital business, Mr. Perkins held multiple leadership positions including Divisional Vice President and hospital CEO, COO, and CFO. In each of these positions, he had full accountability for all aspects of the businesses.

•

Relevant Governance Experience—Mr. Perkins serves on the board of three private healthcare companies, Advanced Dermatology and Cosmetic Surgery, Remedi Senior Care, and Physicians Endoscopy. Mr. Perkins served as chairman of the board of MCCI Group Holdings, served on the board of Humana Health Plan of Puerto Rico, and served as treasurer of the AAPPO.

Jeffrey A. Rideout, MD, MA. Dr. Rideout is President and Chief Executive Officer of the Integrated Healthcare Association, a California statewide multi-stakeholder leadership group that promotes quality improvement, accountability and affordability of health care. He joined Integrated Healthcare Association in May of 2015. Dr. Rideout holds academic appointments with Stanford University (since January 2014) and University of California Berkeley Haas School of Business (since January 2008, and previously from January 2002 to January 2004), teaching on topics related to healthcare technology, services and investment. Previously, from June 2013 until June 2015, Dr. Rideout served as the Senior Medical Advisor for Covered California, the state based insurance exchange for California, and was responsible for quality and network management and all physician and hospital relations. Dr. Rideout has also served as a Senior Advisor to GE Healthcare Ventures, focusing on new business development related to Digital Health and Digital Therapeutics, including assessing and accelerating new early stage solutions and companies. From July 2009 until June 2013, Dr. Rideout was Senior Vice President, Chief Medical Officer for The TriZetto Group, leading strategy around development and delivery of a comprehensive suite of products and services that enable payers, providers and employers improve the cost and quality of care for consumers. Dr. Rideout also served as the global leader of the healthcare division for Cisco Systems Internet

Business Solutions Group, and Cisco’s Chief Medical Officer. While at Cisco, Dr. Rideout also served as a member of the American Health Information Community (AHIC’s) Chronic Care Workgroup for the US Department of Health and Human Services. Dr. Rideout was at Cisco from April 2004 to August 2007. Prior to Cisco, Dr. Rideout was President and CEO of Blue Shield of California Foundation, Chief Medical Officer and SVP for Blue Shield of California and head of Quality Management for Blue Cross of California/WellPoint. Dr. Rideout previously served on the board of directors of MatrixCare, a provider of technology solutions for skilled nursing and senior living providers, life plan communities (CCRCs), and home health organizations, until its acquisition by ResMed in November of 2018. Dr. Rideout is currently a board member for Contra Costa Interfaith Housing, which provides permanent housing to low income families in Contra Costa County, California, is an adviser to the Bain Capital Double Impact and is a member of the California Department of Managed Health Care Financial Solvency Standards Board. Dr. Rideout completed his residency training in internal medicine at University of California, San Francisco and is a Fellow of the American College of Physicians. He received his medical degree from Harvard Medical School and his undergraduate degree from Stanford University. He also holds a master’s degree in Philosophy, Politics, and Economics from Oxford University where he studied as a Rhodes Scholar.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Dr. Rideout has over 30 years of experience in the healthcare industry.

•	Relevant Executive/Leadership Experience—Dr. Rideout has extensive senior management and executive experience in the healthcare industry.

•

Relevant Governance Experience—Dr. Rideout is the current President and Chief Executive Officer of the Integrated Healthcare Association and previously held executive roles at The TriZetto Group, Cisco Systems, and Blue Shield of California.

Donald A. Washburn. Mr. Washburn, a private investor for over 20 years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He has also served on multiple private company boards. He also is a retired Executive Vice President of Northwest Airlines, Inc. and was the Chairman and President-Northwest Cargo, Inc. Prior to joining Northwest Airlines, Inc., Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn has served as the Non-Executive Chairman of our Board of Directors since August 31, 2014. From February 20, 2014 to August 31, 2014, Mr. Washburn served as Non-Executive Co-Chairman of our Board of Directors. From November 2011 until his appointment as Non-Executive Co-Chairman of our Board of Directors, he served as our independent Lead Director.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Washburn has been a member of our Board of Directors for over 14 years.

•	Public Company Board Experience—Mr. Washburn has outside board experience for over ten years on multiple public company boards of directors.

•	Relevant Executive/Leadership Experience—Mr. Washburn has extensive senior executive experience where he was responsible for developing and managing complex, worldwide business enterprises.

•

Financial Literacy and Extensive Governance Experience—Mr. Washburn is an investor and retired top executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals and strategies and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls. His financial experience spans over 30 years as a senior executive, investor and member of the boards of directors of large and small public and private corporations.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors is currently comprised of Mr. Kusserow (our President and Chief Executive Officer) and eight independent directors. Beginning as of June 7, 2019, the date of the Meeting, our Board of Directors will be comprised of a total of seven directors, including Mr. Kusserow. Each director serves a one-year term and is subject to annual election. Donald A. Washburn has served as the non-executive Chairman of our Board since August 31, 2014.

Our Board believes it is appropriate to continue to separate the positions of Chairman and Chief Executive Officer because this leadership structure enhances our Board’s ability to ensure that the appropriate level of independent oversight is applied to all management decisions. It also permits our President and Chief Executive Officer to focus on Company operations.

At this time, the Company does not plan to combine the roles of the Chairman and Chief Executive Officer positions. If the roles are combined in the future, our Board will once again identify an independent Lead Director, as required by our Bylaws and Corporate Governance Guidelines. Specifically, pursuant to the Corporate Governance Guidelines, whenever there is no independent Chairman of the Board, our Board members are required to appoint one of the independent directors as Lead Director “to lead the Board in fulfilling its duties effectively, efficiently and independent of management.”

As non-executive Chairman of the Board, Mr. Washburn fulfills the responsibilities of an independent Lead Director, as outlined in our Bylaws and Corporate Governance Guidelines, specifically: enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. Our Chairman of the Board is directly responsible for Board management, in particular by chairing Board meetings, providing input on the agendas for Board and committee meetings; evaluating the membership and chairs for Board committees and the effectiveness of the committees; and ensuring that the independent directors meet regularly without management present to discuss the effectiveness of our President and Chief Executive Officer, the effectiveness of the Board and the committees of the Board, and matters relating to succession planning and strategic planning. Finally, our non-executive Chairman of the Board also serves as a key liaison between management and the independent directors.

We believe the Chairs of our five independent Board committees (Ms. Hall (through the date of the Meeting): Compliance and Ethics Committee; Ms. Klapstein: Compensation Committee; Mr. Netterville: Audit Committee; Mr. Perkins: Quality of Care Committee; and Mr. Lechleiter: Nominating and Corporate Governance Committee) have made valuable contributions to our Company in these roles, which are vital to our Board leadership structure. Each Committee Chair meets regularly with members of Company management, as appropriate, to discuss matters relevant to their respective Committee functions, both with and without the presence of our Chief Executive Officer. Our non-employee directors also regularly communicate with Mr. Washburn, in his role as non-executive Chairman of the Board, regarding Board and Committee functions.

Stockholder Engagement

As part of our investor relations program, we regularly communicate with our stockholders and actively engage with them throughout the year. We solicit feedback from our stockholders with respect to corporate governance issues, our executive compensation policies and practices, regulatory developments, industry trends and company strategy. Specifically, throughout, 2018 and continuing through 2019, we met with over 212 actively-managed accounts at conferences like the J.P. Morgan Healthcare Conference, Oppenheimer Health Conference, Bank of America / Merrill Lynch Healthcare Conference, RBC Capital Healthcare Conference, UBS Healthcare Conference, Jefferies Healthcare Conference and the William Blair Growth Stock Conference as well as participating in seven analyst-hosted non-deal road shows and five analyst-hosted bus tours covering 15 cities and five countries to discuss progress on our strategic initiatives including:

•	clinical quality;

•	employer of choice;

•	turnover reduction;

•	operational efficiencies;

•	organic and inorganic growth; and

•	financial performance.

Risk Oversight

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall supervision and oversight of our Company’s risk management activities.

The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present) and the Company’s Senior Vice President—Audit (without other members of Company management present). The Company’s Senior Vice President—Audit manages the Company’s Internal Audit and Enterprise Risk Management functions and has been employed by the Company since September 2016. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” The Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002. Finally, the Audit Committee reviews and receives regular briefings concerning the Company’s information security and technology risks (including cybersecurity), including discussions of the company’s information security and risk management programs. The Company’s Chief Privacy Officer and Information Security Officer leads our cybersecurity risk management program, which is overseen by the Audit Committee.

In addition, the Compliance and Ethics Committee of the Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer, who has been employed by the Company since July 2016. The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices. As part of its risk oversight duties, the members of the Compliance and Ethics Committee meet regularly with the Chief Compliance Officer privately in executive session (without other members of Company management present), and it is expected that the Chief Compliance Officer maintains an open line of communication with both the Compliance and Ethics Committee and the full Board.

Further, the Company’s Chief Clinical Officer reports in person to the Board’s Quality of Care Committee on a quarterly basis on matters relating to the quality of the Company’s clinical outcomes and the care provided to its patients. The Company’s clinical protocols are designed to minimize patient risk and improve patient health outcomes.

In addition, the Company’s legal department reports in person to the Audit Committee on at least a quarterly basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.

Additionally, at each Board meeting, our Chief Executive Officer meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions each October focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Compensation Risk Assessment

Our management believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of our Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

We based the above conclusions on the following: for the annual long-term (equity-based) compensation programs in place in 2018 for our (i) executive officers and (ii) corporate and field (non-executive) management, awards were subject to time-based vesting conditions, and the performance targets for the performance-based awards were linked to overall corporate performance (adjusted EBITDA target). For the annual short-term (cash bonus) compensation programs in place for our (i) executive officers and (ii) corporate and field senior (non-executive) management in place in 2018, performance targets were linked to overall corporate performance (adjusted EBITDA target), quality of patient care and a corporate performance goal of 21.0% or less voluntary turnover of all Company employees. For the annual short-term (cash bonus) compensation programs in place for our care center-level employees, performance targets were linked to multiple performance measures, with reasonable caps and appropriate controls to establish targets and validate actual performance against the targets before payouts were made.

Further, our Chief Human Resources Officer and/or company internal counsel, as appropriate, report to the full Board on at least a quarterly basis on matters relating to employee compensation.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are set forth in its charter, a copy of which appears on the “Investors” subpage of our website, (www.amedisys.com) under the link “Governance.” The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President—Audit (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.

The Audit Committee is currently comprised of Jake L. Netterville (Chairman) and Messrs. Lechleiter, Washburn and Zilkha. Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Mr. Netterville qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Mr. Netterville is a certified public accountant. In addition, our Board of Directors has determined that Messrs. Lechleiter, Washburn and Zilkha are each financially literate.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executive officers, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock, restricted stock, restricted stock units and other equity-based awards under our equity compensation plans and has the sole authority to retain, and has retained, compensation consultants to advise the Compensation Committee with respect to executive officer and director compensation. It also provides assistance to our Board of Directors in the annual evaluation of our Chief Executive Officer. The Compensation Committee is currently comprised of Ms. Klapstein (Chair) and Messrs. Netterville, Washburn and Zilkha. Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Compensation Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and executive officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. The Nominating and Corporate Governance Committee is comprised of Richard A. Lechleiter (Chairman) and each of our other independent directors (Messrs. Netterville, Perkins, Washburn and Zilkha, Dr. Rideout, Ms. Hall and Ms. Klapstein). A copy of the Nominating and Corporate Governance Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”

Quality of Care Committee

The Quality of Care Committee is currently comprised of Bruce D. Perkins (Chairman), Ms. Hall, Ms. Klapstein and Dr. Rideout. The dual purposes of the Quality of Care Committee are to (i) assist our Board of Directors in fulfilling its oversight responsibilities relating to the review of our policies and procedures in connection with the delivery of quality medical care to patients and patient safety and (ii) assist our Board of Directors and our management in promoting a “culture of quality” throughout our Company. A copy of the Quality of Care Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”

Compliance and Ethics Committee

The Compliance and Ethics Committee was formed in October 2013 and is currently comprised of Linda J. Hall, PhD (Chair), Dr. Rideout and Messrs. Lechleiter and Perkins. Effective as of the date of the Meeting, Ms. Hall is retiring from the Board. The dual purposes of the Compliance and Ethics Committee are to (i) assist the Board in fulfilling its oversight responsibilities relating to (a) the compliance by the Company with all legal requirements to which it is subject, including specifically all federal and state health care laws and regulations to which it is subject, all fraud and abuse laws and all applicable Medicare program requirements, (b) the design, implementation and execution of the Company’s Compliance and Ethics Program, (c) the activities of the Chief Compliance Officer and the operation of the Company’s Compliance Department, and (d) matters relating to the Company’s Corporate Compliance Plan and Code of Ethical Business Conduct; and (ii) assist the Board and Company management in establishing an appropriate “tone at the top” and promoting a strong “culture of compliance” throughout the Company, while also recognizing that other Board committees assist the Board in fulfilling its oversight responsibilities relating to various areas of legal and regulatory compliance. A copy of the Compliance and Ethics Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Governance.”

Board and Committee Meetings—2018

Our Board of Directors held five in-person and 10 telephonic meetings in 2018. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2018, the Audit Committee held four in-person meetings; the Compensation Committee held four in-person meetings and eight telephonic meetings; the Nominating and Corporate Governance Committee held four in-person meetings and one telephonic meeting; the Quality of Care Committee held four in-person meetings and one telephonic meeting; and the Compliance and Ethics Committee held three in-person meetings and one telephonic meeting. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he or she served during 2018. Generally, during every month in which there is not a regularly-scheduled in-person Board meeting, the Board members meet telephonically with selected members of Company management.

Independent Directors—Meetings in Executive Session

The independent directors, as a group, meet in-person in executive session on a regular basis (and at least once, quarterly) in connection with each in-person Board meeting without any members of our management or non-independent directors present. Mr. Washburn currently presides over these executive sessions as non-executive Chairman of the Board.

Plurality Plus Resignation Policy

The Company’s Corporate Governance Guidelines contain a plurality plus resignation policy for directors in uncontested elections. Pursuant to the policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the stockholder vote.

The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors and information they deem relevant in deciding whether to accept a director’s resignation, including, without limitation:

•	any reasons given by stockholders for their withhold votes from such director;

•	any alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to the Board of Directors; and

•

the overall composition of the Board of Directors and the composition of its committees, including whether accepting the resignation would cause the Company to fail to meet any applicable standards of the SEC or the NASDAQ Global Select Market.

The Company will disclose publicly the Board of Directors’ decision on whether to accept the director’s resignation and an explanation of the process by which the decision was made and, if applicable, the reasons for not accepting the director’s resignation, in a Current Report on Form 8-K filed with the SEC. Full details of the policy are set forth in our Corporate Governance Guidelines, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”

Stockholder Recommendation of Nominees

Per our Corporate Governance Guidelines, stockholders may recommend a nominee for consideration by the Nominating and Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Nominating and Corporate Governance Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s résumé or other description of his or her background and experience;

•	The proposed nominee’s relationship to the stockholder; and

•	The stockholder’s reasons for proposing that the individual be considered.

The Nominating and Corporate Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Corporate Governance Committee will present any recommended candidates to the full Board for consideration. Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors other than Mr. Kusserow are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Mr. Kusserow is not considered independent because he is an executive officer of the Company.

Stockholders who wish to communicate with our Board of Directors, our non-executive Chairman of the Board (or, if applicable, our Lead Director) or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, our non-executive Chairman of the Board (or, if applicable, Lead Director) or Audit Committee Chairman, as appropriate. Per our Corporate Governance Guidelines (described below), all communications with the Board, our non-executive Chairman of the Board (or, if applicable, our Lead Director) or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance—Stockholder Recommendation of Nominees,” above.

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. Paul B. Kusserow and Donald A. Washburn attended our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) in person, and directors Julie D. Klapstein, Richard A. Lechleiter, Bruce D. Perkins, Jeffrey A. Rideout, MD and Nathaniel M. Zilkha attended our 2018 Annual Meeting via teleconference. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.

Compensation Consultant Independence and Conflicts of Interest Assessment

The Compensation Committee engaged the services of Pay Governance (the “Consultant”) as its independent advisor on matters of executive officer and director compensation (“Executive Compensation Matters”). The Consultant reported directly to the Committee and provided no other services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest existed between the Company and the Consultant (or any individuals working on the Company’s account on the Consultant’s behalf). In reaching such determinations, the Company considered the following enumerated factors, all of which were attested to or affirmed by the Consultant:

(1)	During fiscal 2018, the Consultant did not provide any services to or receive any fees from the Company other than in connection with the Executive Compensation Matters;

(2)

The amount of fees paid or payable by the Company to the Consultant in respect of the Executive Compensation Matters represented (or are reasonably certain to represent) less than 1% of the Consultant’s total revenue;

(3)	The Consultant has in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(4)

There are no business or personal relationships between the Consultant and any member of the Compensation Committee other than in respect of (i) the Executive Compensation Matters, or (ii) work performed by the Consultant for any other company, board of directors or compensation committee for whom such committee member also serves as an independent director;

(5)	Neither the Consultant nor any of its consultants working on the Amedisys engagement owns any stock of the Company; and

(6)	There are no business or personal relationships between the Consultant and any executive officer of the Company other than in respect of the Executive Compensation Matters.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, executive officers and employees. The Code of Ethical Business Conduct is available on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.” The purpose of the Code of Ethical Business Conduct is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE

GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Corporate Governance Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.”

The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

Members of Nominating and Corporate Governance Committee

Richard A. Lechleiter (Chairman)

Linda J. Hall, PhD

Julie D. Klapstein

Jake L. Netterville

Bruce D. Perkins

Jeffrey A. Rideout, MD

Donald A. Washburn

Nathaniel M. Zilkha

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2018, as well as written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2018, with the exception of the following late reports:

Name	Form Type	Transaction Date	Filing Date
Christopher T. Gerard	4	1/20/2018	2/22/2018
Michael P. North	4	1/20/2018	2/22/2018
Linda J. Hall, PhD	4	11/9/2018	1/9/2019

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Background

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2019. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative—Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

The Audit Committee is currently comprised of four directors, all of whom are independent as determined in accordance with the listing standards of The NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President—Audit, who leads our Internal Audit Department.

The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President—Audit, on behalf of the Company’s Internal Audit Department. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.

In connection with recommending that our audited financial statements be included in our 2018 Annual Report, the members of the Audit Committee took the following steps:

•

The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

•

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•

The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2018 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•

The members of the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed the Principal Executive Officer and Principal Financial Officer Certifications concerning the Company’s 2018 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2018 Annual Report.

This report has been furnished by the members of the Audit Committee:

Jake L. Netterville (Chairman)

Richard A. Lechleiter

Donald A. Washburn

Nathaniel M. Zilkha

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2018 and 2017.

AUDIT FEES

	2018		2017
Fee Category	Amount ($)	Percent	Amount ($)	Percent
Audit fees	$1,365,279	81.9%	$1,204,179	75.2%
Tax fees	$104,933	6.3%	$134,903	8.4%
Audit-related fees	$30,000	1.8%	$30,400	1.9%
All other fees	$166,780	10.0%	$231,136	14.5%

Total fees	$1,666,992	100.0%	$1,600,618	100.0%

Audit fees include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. Audit-related fees relate to the 401(k) audit. Tax fees include tax compliance and limited tax consulting services. All other fees relate to due diligence, accounting research software and Medicare cost reporting services. All of the services described above were pre-approved by the Audit Committee (or the Chairman of the Audit Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Audit Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Mr. Netterville, the Chairman of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 11, 2019, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors, director nominees, and Named Executive Officers during 2018 (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iii) all of our directors and executive officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors (Including 2019 Director Nominees)” is c/o Amedisys, Inc., 3854 American Way, Suite A, Baton Rouge, LA 70816.

Name	Shares Beneficially Owned	Percent of Class(1)
5% Stockholders
BlackRock, Inc.(2)	5,020,723	15.7%
The Vanguard Group, Inc.(3)	3,728,035	11.6%

Named Executive Officers and Directors (Including 2019 Director Nominees)
Linda J. Hall, PhD(4)	17,169	*
Julie D. Klapstein(4) (2019 Director Nominee)	7,196	*
Richard A. Lechleiter(4)(5) (2019 Director Nominee)	7,096	*
Jake L. Netterville(4) (2019 Director Nominee)	74,266	*
Bruce D. Perkins(4) (2019 Director Nominee)	19,588	*
Jeffrey A. Rideout, MD(4) (2019 Director Nominee)	4,257	*
Donald A. Washburn(4) (2019 Director Nominee)	72,554	*
Nathaniel M. Zilkha(4)	18,353	*
Paul B. Kusserow(6) (Named Executive Officer and 2019 Director Nominee)	594,552	1.9%
Scott G. Ginn(7) (Named Executive Officer)	38,630	*
Christopher T. Gerard(8) (Named Executive Officer)	15,301	*
David L. Kemmerly(9) (Named Executive Officer)	42,466	*
Sharon Brunecz (Named Executive Officer)	32	*
All Executive Officers and Directors as a Group (15 Persons)	947,485	2.9%

(*)	Less than one percent
(1)

Based on 32,044,848 shares of common stock outstanding on April 11, 2019, plus shares that can be acquired through the exercise of options or warrants or conversion of restricted stock units within 60 days thereafter by the specified individual or group.

(2)

This disclosure is based on a Schedule 13G filed with the SEC by BlackRock, Inc., a parent holding company, on January 24, 2019, reporting beneficial ownership as of December 31, 2018. BlackRock, Inc. reported it has sole voting power over 4,961,759 of the shares and sole dispositive power over 5,020,723 of the shares. BlackRock, Inc. also identified iShares Core S&P Small-Cap ETF as having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of our shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

This disclosure is based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 11, 2019, reporting beneficial ownership as of December 31, 2018. The Vanguard Group, Inc., an investment adviser registered under the Investment Advisers Act of 1940, reported that it has sole voting power over 55,872 of the shares, shared voting power over 3,241 of the shares, sole dispositive power over 3,671,636 of the shares, and shared dispositive power over 56,399 of the shares. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The filing reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,158 shares as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,955 shares as a result of its serving as investment manager of Australian investment offerings.

(4)

Included in the “Shares Beneficially Owned” column for each of our non-employee directors are 1,863 shares of nonvested stock, 100% of which will vest on June 6, 2019, provided the director remains a non-employee member of the Board through such date.

(5)

Includes (i) 100 shares held by Mr. Lechleiter’s daughter, (ii) 100 shares held by Mr. Lechleiter’s son, and (iii) 100 shares held by Mr. Lechleiter’s wife as custodian for son under the Uniform Transfers to Minors Act. Mr. Lechleiter disclaims beneficial ownership of the shares held by his daughter, son and wife as custodian for his son under the Uniform Transfers to Minors Act.

(6)	Includes 500,000 shares that Mr. Kusserow has or will have within 60 days, the right to acquire pursuant to stock options.
(7)

Includes (i) 2,500 time-based restricted stock units that will vest on June 4, 2019, assuming Mr. Ginn remains continuously employed by the Company through such date, (ii) 1,875 performance-based restricted stock units that will vest on June 4, 2019, assuming Mr. Ginn remains continuously employed by the Company through such date, and (iii) 20,711 shares that Mr. Ginn has or will have within 60 days, the right to acquire pursuant to stock options.

(8)	Includes 7,892 shares that Mr. Gerard has or will have within 60 days, the right to acquire pursuant to stock options.
(9)

Includes (i) 4,167 time-based restricted stock units that will vest on June 4, 2019, assuming Mr. Kemmerly remains continuously employed by the Company through such date, (ii) 3,125 performance-based restricted stock units that will vest on June 4, 2019, assuming Mr. Kemmerly remains continuously employed by the Company through such date, and (iii) 28,125 shares that Mr. Kemmerly has or will have within 60 days, the right to acquire pursuant to stock options.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2018

In accordance with SEC requirements, the following table provides information about awards outstanding and shares remaining available under our equity compensation plans (including any individual compensation arrangements) as of December 31, 2018.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	833,315	$36.79	2,350,831
Equity compensation plans not approved by security holders	—	—	—

Total	833,315	$36.79	2,350,831

PROPOSAL 3—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE

COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY” VOTE)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Say on Pay Vote Mechanics

We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 31) and the compensation tables and narrative disclosures following the CD&A.

This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.

Consideration of the 2018 Advisory Vote on Executive Compensation

As discussed further in the CD&A, at our 2018 Annual Meeting, 96.5% of the shares present in person or by proxy and entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2018 Proxy Statement.

The Compensation Committee values the feedback of our stockholders and takes into account the outcome of Say on Pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program. Our Board of Directors has adopted a policy of providing for annual advisory (non-binding) votes from stockholders on executive compensation. The next say on pay vote will occur at the 2020 Annual Meeting, and the next required advisory (non-binding) vote on the frequency of say on pay votes occurs at the 2023 Annual Meeting.

Highlights of our Executive Compensation Program

We believe that our executive compensation program:

•	Aligns executive compensation to business objectives and overall Company performance;

•	Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

•	Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years;

•

Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (ii) no minimum guaranteed cash bonus payments, equity grants (with the exception of equity grants upon hire) or base salary increases and (iii) limited perquisites; and

•

Has certain features that are widely considered “best practices,” including change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a “double-trigger”) and do not provide for the payment of any excise tax gross-up amounts (other than for moving expenses).

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by similarly-sized public companies in the industry and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, and the other related tables and disclosures.”

The say on pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the “Compensation Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Compensation Committee took related to the compensation of our “Named Executive Officers,” which under the SEC’s executive compensation disclosure rules consist of all persons who served as our principal executive officer and our principal financial officer during our last fiscal year and our next three highest-paid executive officers who were serving as executive officers at the end of our last fiscal year.

In 2018, our Named Executive Officers were as follows:

•	Paul B. Kusserow—President and Chief Executive Officer;

•	Scott G. Ginn—Chief Financial Officer;

•	Sharon Brunecz—Chief Human Resources Officer effective as of June 11, 2018;

•	Christopher T. Gerard—Chief Operating Officer; and

•	David L. Kemmerly—General Counsel and Senior Vice President of Government Affairs.

Executive Summary

Business Overview

During 2018, we continued to execute on our strategic areas of focus: Clinical Distinction, Employer of Choice, Operational Efficiency and Driving Growth. In 2018, we had the great honor of caring for over 376,000 patients, making more than 10 million visits across our three lines of business. In October 2018, we signed a definitive purchase agreement to acquire Compassionate Care Hospice, a hospice provider headquartered in Parsippany, New Jersey with 2,300 employees and 53 locations nationwide, which closed on February 1, 2019. With this acquisition, Amedisys now cares for more than 11,000 hospice patients daily with 137 hospice care centers in 33 states, making us the third largest hospice provider in America. In 2018, we focused on optimizing our operational efficiency in home health, expanding the segment’s adjusted EBITDA margin by 190 basis points to 15.1%. We also continued to expand our personal care segment, as we completed two additional personal care acquisitions and currently operate 10 personal-care care centers in Massachusetts and one personal-care care center in both Florida and Tennessee. Other major accomplishments in 2018 included:

•

94% of our home health agencies rated four stars or better, and 36% of our home health agencies rated five stars based on the Centers for Medicare & Medicaid Services (CMS) Quality of Patient Care Star Ratings January 2019 release;

•	Drove company-wide voluntary turnover to below 20%, while growing our home health business development staff by approximately 50 associates to over 800; and

•	Invested in Medalogix, a predictive analytics company, enhancing our predictive analytics capabilities and helping to assist with operationalizing CMS’ Patient-Driven Groupings Model (PDGM).

2018 Company Performance Highlights

In 2018:

•	We increased adjusted EBITDA** 27% over 2017 ($180.6 million in 2018 compared to $142.2 million in 2017) and 11% above our 2018 target goal of $163.0 million;

•	Net service revenue increased 10% over 2017, an increase of $151.3 million to $1,662.6 million compared to $1,511.3 million in 2017, including the following within each of our major business segments:

o	Home health net service revenue increased from $1,083.9 million in 2017 to $1,174.5 million in 2018;

o	Hospice net service revenue increased from $367.8 million in 2017 to $410.9 million in 2018;

o	Personal care net service revenue increased from $59.6 million in 2017 to $77.2 million in 2018;

•	We generated over $223 million in cash flow from operations;

•

We achieved target performance or better on our other two annual incentive performance measures, quality of patient care and retention / turnover goals (in addition to above maximum performance in adjusted EBITDA);

•

We provided stockholders with a total stockholder return of 121.4% for 2018 and a three-year total stockholder return of 298.2% (based on the opening price of our common stock on January 2, 2015 of $29.41); and

•

We repurchased 2,418,304 shares of our common stock beneficially owned by affiliates of KKR Credit Advisors (US) LLC (“KKR”), representing one-half of KKR’s holdings in the Company, in a private transaction at a price per share equal to $73.96, for an aggregate purchase price of approximately $179 million, which represents a 4% discount to the closing price of the Company’s common stock on the date of the repurchase.

** See Appendix A hereto for the reconciliation of non-GAAP financial measures.

Key 2018 Compensation Developments and Pay-for-Performance Highlights in 2018

•

CEO Employment Agreement: We entered into a new employment agreement with Paul Kusserow, our Chief Executive Officer, on September 27, 2018 ahead of the end of the term of his original employment agreement (the “Amended and Restated Employment Agreement”). The Amended and Restated Employment Agreement:

o	increased Mr. Kusserow’s base salary by 2.9% from $875,000 to $900,000 (effective January 1, 2019);

o	maintained Mr. Kusserow’s short-term incentive (cash bonus) target at 25% of base salary; and

o

entitled Mr. Kusserow to receive, subject to the approval of the Compensation Committee, which the Compensation Committee approved on January 2, 2019, (i) 36,819 time-based restricted stock units, (ii) time-based non-qualified stock options to purchase 80,602 shares of the Company’s common stock, and (iii) 73,638 performance-based restricted stock units (collectively, the “2019 Equity Awards”). It is the intention of the parties that the 2019 Equity Awards shall be the sole equity awards granted to Mr. Kusserow during the full three-year term of the Amended and Restated Employment Agreement.

The 2019 Equity Awards vest as follows:

o

both the time-based restricted stock units and the time-based non-qualified stock options will vest in one-third increments on the first through third anniversaries of the grant date of January 2, 2019, provided that with respect to the vesting date for the first two tranches, Mr. Kusserow has not incurred a termination of employment prior to such vesting date, and with respect to the third and final tranche, Mr. Kusserow has not incurred a termination of employment prior to December 16, 2021 (the end of the Term) (subject in each case to certain accelerated and pro-rated vesting provisions as provided in the Amended and Restated Employment Agreement); and

o

the performance-based restricted stock units will vest, if at all, after the end of the Term, immediately upon the date of certification by the Compensation Committee of the 2021 tranche performance measure, based on the certification by the Compensation Committee of the achievement of identified financial and/or operational goals for each of fiscal years 2019 through 2021, respectively, provided that Mr. Kusserow has not incurred a termination of employment prior to the end of the Term (subject to certain accelerated and pro-rated vesting provisions as provided in the Amended and Restated Employment Agreement).

In approving the Amended and Restated Employment Agreement and the compensation package for Mr. Kusserow contained therein, the Compensation Committee considered the following factors:

o	50% of the 2019 Equity Awards are performance-based;

o

the performance-based restricted stock units are subject to an additional three-year time-based vesting requirement such that the performance-based restricted stock units do not vest until the end of the three-year term of Mr. Kusserow’s employment (subject to early vesting, based on performance, upon a Change in Control or certain termination events as described below under the heading “Named Executive Officer Employment Agreement Provisions: Potential Payments Upon Termination or Change in Control—Amended and Restated Employment Agreement with Mr. Kusserow.”);

o	Mr. Kusserow will not receive any additional equity awards during the three-year term of the Amended and Restated Employment Agreement;

o	the 2019 Equity Awards are subject to “double-trigger” vesting provisions such that they will not automatically vest and pay out solely as a result of a Change in Control of the Company; and

o	Mr. Kusserow received no increase in target bonus opportunity and only a minimal salary increase (less than a 3% increase).

Additional information regarding the Amended and Restated Employment Agreement appears under the heading “Named Executive Officer Employment Agreement Provisions: Potential Payments Upon Termination or Change in Control—Amended and Restated Employment Agreement with Mr. Kusserow.”

•

Annual Performance Achievement: We exceeded our annual short-term incentive target performance goals based on quality of patient care and retention/turnover for 2018 and exceeded our stretch/maximum performance goal based on Adjusted EBITDA. Each Named Executive Officer earned a bonus of 27.25% of their base salary for 2018 (which amount was prorated for Ms. Brunecz based on her start date of June 11, 2018), which is 109% of their target annual opportunity (additional information regarding our short-term incentive (cash bonus) program appears under the heading “Details of our Executive Compensation Program—2018 Annual Performance-Based Incentive Compensation (Cash Bonuses)”).

•

2018 Performance RSU Performance Achievement: We exceeded our long-term incentive target performance goal based on 2018 adjusted EBITDA results. Each Named Executive Officer earned vesting tranches of performance based restricted stock units and performance based stock options from prior year grants (and, with respect to Ms. Brunecz, from her 2018 equity award) tied to performance requirements for 2018.

•

New Hire 2018 LTI Awards: We continued our compensation strategy of making multi-year “front-loaded” equity award grants to our executive officers in the year in which they join the Company and granted Ms. Brunecz a one-time “front-loaded” equity grant featuring a mix of time-based and performance-based vesting conditions over four years. In addition, because of the multi-year “front-loaded” equity awards granted to our Named Executive Officers in previous years, the Compensation Committee did not grant any additional equity awards to our other Named Executive Officers during 2018 (additional information on this topic appears under the heading “Pay for Performance—Front-Loaded Equity Awards”).

•

Salary Adjustments: The Compensation Committee approved market-competitive salary adjustments for Scott Ginn, our Chief Financial Officer, and Christopher Gerard, our Chief Operating Officer, in 2018. None of our other Named Executive Officers received a salary adjustment in 2018, other than Mr. Kusserow in connection with entering into his Amended and Restated Employment Agreement (additional information regarding the base salaries of all of our Named Executive Officers appears under the heading “Base Salaries”).

2018 Compensation Strategy—Incentivize Retention and Pay for Performance

The Company’s historical compensation philosophy is unique from our competitors. We have strongly aligned our senior executives with our stockholders. While we generally set total compensation levels in relation to market median, our strategy is to provide our executives with superior stock incentive opportunities. We do this by maintaining below market annual incentive opportunities (our 2018 Named Executive Officer bonus targets are 25% of base salary) with above market median stock incentives. In order to further align our executives with stockholders, we have provided our new leaders (as of their starting date) with an upfront grant intended to reward them for a number of years. For example, in connection with his hire, our CEO was provided initial equity awards in December 2014 and March 2015 and did not receive new equity awards until January 2019 in connection with entering into his Amended and Restated Employment Agreement in September 2018, as these initial awards were intended to provide multiple years of LTI value (because the tables following this CD&A require equity awards to be disclosed based on their grant date used for accounting purposes, some portion of these initial equity awards are reported in the 2018 Summary Compensation Table). We believe this compensation philosophy supports our identified recruitment and retention goals while continuing to emphasize the objective of linking executive compensation to the Company’s financial and operating performance and changes in stockholder value.

The Compensation Committee believes this compensation philosophy has worked well and is a contributor to the Company’s 378% increase in stock price from December 16, 2014, when we hired Mr. Kusserow as our Chief Executive Officer, to April 11, 2019, the record date for the Meeting.

2018 Say on Pay Vote Results

As part of the Compensation Committee’s efforts to ensure that the interests of our Named Executive Officers are aligned with those of our stockholders, the Compensation Committee considers the results of the Company’s prior stockholder advisory votes on executive compensation. Our most recent Say on Pay vote was held in 2018 and yielded an approval by 96.5% of the votes cast. Based on this high level of support, we did not make significant changes to the overall structure of our compensation program in 2018 as a result of any specific feedback from stockholders. Nevertheless, in connection with its annual review of executive compensation and practices, the Compensation Committee has approved a new compensation program for 2019 (for additional information, see “2019 Changes in Compensation Structure”).

Our Compensation and Governance Practices & Policies

We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Do Not Do
✓	Heavy emphasis on performance based variable compensation	X No significant perquisites
✓	Majority of long-term incentive awards are performance based	X No “single-trigger” termination payments upon a change in control
✓	Stock Ownership Guidelines for executive officers and directors	X No hedging of Company stock
✓	Compensation Committee comprised solely of independent directors

X    No pledging of Company stock (other than for Mr. Kusserow pursuant to a one-time waiver of this policy granted by the Board solely with respect to Mr. Kusserow in an amount up to $1 million, but no shares of Company stock have been pledged as of the date of this Proxy Statement)

✓	Independent compensation consultant	X No multi-year guarantees for salary increases
✓	Regular risk assessments	X No discretionary bonuses
✓	“Double-trigger” termination payments upon a change in control	X No tax gross-ups (other than for moving expenses) on termination payments following a change in control
✓	Conduct annual reviews of share utilization	X No repricing or backdating stock options without stockholder approval

Overview of our Executive Compensation Program

Our executive compensation program consists of:

•	Base salary set with reference to the market median;

•	Annual performance-based incentives (cash bonuses) materially below the market median;

•	Long-term incentives that are materially performance based;

•	Severance, as applicable; and

•	Retirement, health and welfare benefits consistent with those provided to all employees.

During the first fiscal quarter of each year, the Compensation Committee (i) establishes the performance measures under our current year cash bonus and long-term (equity-based) incentive compensation plans, as applicable, and (ii) determines whether the performance conditions for recently-completed performance periods have been satisfied. The Compensation Committee reviews executive officer compensation throughout the year to determine whether there are going to be any base salary adjustments for or grants of long-term incentive equity awards to our executive officers.

On June 11, 2018, Sharon Brunecz joined the Company as Chief Human Resources Officer. Consistent with the Company’s compensation philosophy for the previous few years, Ms. Brunecz’s compensation was structured such that her base salary was competitive to market and annual bonus opportunity was materially below market levels, with a one-time front-loaded equity grant featuring a mix of time-based and performance-based vesting conditions over four years. The Compensation Committee believed this structure would align the interests of Ms. Brunecz with the interests of the Company’s stockholders such that if the Company met or exceeded the annual performance goals, the total annual compensation for Ms. Brunecz would exceed median market levels at similarly-sized public companies in the Company’s industry.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or equity, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.

The objectives of our compensation philosophy are described below:

•

Stockholder-aligned. Our Named Executive Officers have most of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs and equity grants, the value of which is directly tied to change in share value.

•	Performance-based. Our Named Executive Officers’ annual incentive compensation is linked to the Company’s overall performance.

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain our Named Executive Officers.

Compensation Administration

Role of the Compensation Committee. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. These responsibilities include:

•	Review and approval of corporate long-term and short-term incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of our Chief Executive Officer’s evaluation of the performance of our other executive officers;

•	Evaluation of the competitiveness of the total compensation package for our executive officers;

•	Evaluation and approval of executive officer employment, severance and change-in-control agreements, including any amendments thereto, and any title change for any executive officer; and

•

Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Compensation Committee’s responsibilities is set forth in its charter, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Governance.” Information from this website is not incorporated by reference into this proxy statement.

Role of Independent Compensation Consultants. The Compensation Committee has the authority to retain experts to assist the Compensation Committee in fulfilling its duties. In 2018, the Compensation Committee engaged Pay Governance as its compensation consultant (the “Consultant”). In 2018, the Consultant provided the following consulting services to the Compensation Committee:

•

Provided compensation benchmarking information for our Chief Executive Officer in connection with his Amended and Restated Employment Agreement and provided general advice and consultation with regard to our Chief Executive Officer’s Amended and Restated Employment Agreement.

•	Provided compensation benchmarking information for our executive officers who report directly to our Chief Executive Officer, including tally sheet exhibits for each executive officer.

•	Provided analysis and support in relation to the Compensation Committee’s review and discussion of our compensation philosophy and strategy for delivering short and long-term incentives.

•	Provided analysis and advice with respect to the compensation package to our new Chief Human Resources Officer.

•	Provided analysis and advice with respect to share ownership guidelines for our executive officers.

•	Reviewed and provided observations on our executive compensation practices in relation to those of our peers and industry comparators.

•	Provided advice and analysis regarding the calculation of the Company’s CEO to median employee pay ratio.

•	Reviewed and recommended changes to the Company’s peer group for 2019 for purposes of evaluating our compensation decisions. (See “Review of Peer Group, Industry and Survey Data” below.)

•	Provided updates regarding compensation-related issues, trends and regulatory changes.

Because the Consultant did not and does not provide any non-compensation related services to our Company and based on a review of the Consultant’s engagement in relation to the SEC’s guidance on factors to assess in relation to consultant independence, we believe that the Consultant is and was independent of management and provides and provided the Compensation Committee with objective advice. The Compensation Committee retained the Consultant directly, although in carrying out assignments, the Consultant also interacted in certain capacities with our management-level employees. All such assignments are approved by the Chair of the Compensation Committee, who was Nathaniel M. Zilkha until May 16, 2018 and Julie Klapstein effective May 16, 2018.

For additional information, please refer to the discussion on page 21 under the heading “Compensation Consultant Independence and Conflicts of Interest Assessment.”

Role of the President and Chief Executive Officer. In the course of deliberating certain 2018 compensation decisions for our Named Executive Officers, the Compensation Committee took into account the recommendations of Mr. Kusserow regarding the compensation of our other executive officers, including the compensation package of Ms. Brunecz, who joined the Company in 2018. Mr. Kusserow’s recommendations were based upon his assessment of each executive officer’s individual role, retention considerations and market factors. The Compensation Committee reviewed these recommendations before making its decision. While the Compensation Committee requested Mr. Kusserow to be present at certain Committee meetings when executive compensation was discussed, Mr. Kusserow did not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation, and only Compensation Committee members are permitted to vote on matters related to executive officer compensation.

Review of Peer Group, Industry and Survey Data

The peer group used for benchmarking executive officer compensation and non-employee director compensation in 2018 consisted of the following companies:

• Acadia Healthcare Company, Inc.	• Cross Country Healthcare, Inc.

• Almost Family, Inc.*	• HealthSouth Corporation

• AMN Healthcare Services, Inc.	• LHC Group, Inc.

• BioScrip, Inc.	• MEDNAX, Inc.

• Brookdale Senior Living Inc.	• National HealthCare Corporation

• Chemed Corporation	• The Ensign Group, Inc.

• Civitas Solutions, Inc.	• The Providence Service Corporation

* Almost Family, Inc. was acquired by LHC Group, Inc. on April 1, 2018.

In October 2018, the Consultant reviewed and recommended changes to the Company’s peer group for purposes of evaluating our compensation decisions for our executive officers and non-employee directors. The Consultant recommended a change in the peer group from the peer group used in 2017 and 2018 as a result of a continued high level of mergers and acquisitions activity among healthcare companies and the Company’s significant market capitalization growth. The Consultant has used the following guidelines in recommending a peer group to the Compensation Committee in both 2017 and 2018: (a) primarily included healthcare services and healthcare facilities, (b) similarly-sized based on revenue, (c) comparable business operations, primarily focusing on home health, hospice and personal care, but also other healthcare services and facilities sub-industries, and (d) a preference for companies with medical staff employment.

Changes made to the peer group for 2019 include: exclusion of Almost Family, Inc. and the inclusion of Healthcare Services Group, Inc. and Select Medical Holdings Corporation.

Evaluating the Overall Competitiveness and Reasonableness of our 2018 Incentive Compensation Program. Based on its review of the information described above, the Compensation Committee determined that the components of our 2018 Named Executive Officer compensation program were reasonable.

While the Compensation Committee generally considers available peer group, industry and survey data to be helpful in understanding how our compensation levels compare to other companies, peer group, industry and survey data are only one factor that the Compensation Committee may consider in making its decisions regarding executive compensation. For example, the Compensation Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention goals and other factors (such as the integration of large acquisitions) before making compensation decisions.

Level of Compensation. In determining how each executive officer’s total compensation package is allocated among these components, the Compensation Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Compensation Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives that align executive rewards with stockholders. Generally, if targeted performance levels are not achieved, our executive officers’ total compensation is likely to be at or below the median of comparable positions at similarly-sized public companies in our industry. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total compensation is likely to be above the median of comparable positions at similarly-sized public companies in our industry.

Mix of Pay. Our Named Executive Officers have a higher percentage of their total compensation in the form of long term incentives than our peers. The Compensation Committee believes this is appropriate because of the direct influence that these officers have on our long-term financial performance. Our higher level of long-term incentives is offset with a lower than market annual incentive opportunity. Generally, the majority of the total targeted annual compensation for our Named Executive Officers, is “at risk,” i.e., variable based on Company performance, to assure alignment with stockholder interests.

Details of our 2018 Executive Compensation Program

Base Salaries

We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at similarly-sized public companies in the healthcare services and facilities sectors. The Compensation Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

Base salaries for our Named Executive Officers in 2017 and 2018 were as follows:

Named Executive Officer	2017 Salary		2018 Salary		% Change
Paul B. Kusserow	$875,000		$875,000	(1)	--
Scott G. Ginn	$410,000	(2)	$525,000	(3)	28.0%
Sharon Brunecz	$--		$400,000		--
Christopher T. Gerard	$450,000		$575,000	(3)	27.8%
David L. Kemmerly	$375,000	(4)	$400,000		6.7%

(1) Pursuant to Mr. Kusserow’s Amended and Restated Employment Agreement, entered into with the Company on September 27, 2018, Mr. Kusserow’s base salary was set at not less than $900,000, which the parties agreed would be effective beginning January 1, 2019.

(2) The Compensation Committee set Mr. Ginn’s base salary at $410,000 in connection with his promotion as Chief Financial Officer effective October 5, 2017.

(3) Effective July 25, 2018.

(4) Effective March 2017.

2018 Annual Performance-Based Incentive Compensation (Cash Bonuses)

As part of our executive compensation program, the Compensation Committee establishes annual incentive compensation performance measures for our executive officers, which performance measures are premised on our Company’s achievement of pre-determined financial or operational goals.

Target incentive opportunities were set based on our Company’s historical practices and the Compensation Committee’s desire to provide a meaningful award for achieving outstanding performance. The Committee set (i) a threshold, target and stretch/maximum performance goal for the adjusted EBITDA performance measure (with a payout scale ranging from 80% to 115% of the 60% distribution weighting depending on actual performance), (ii) a target and stretch/maximum performance goal for the quality of patient care performance measure, comprised of a target goal tied to the Company’s CMS Star Rating and a stretch/maximum goal based on acute care hospitalization (“ACH”) rate (with a payout scale ranging from 100% to 115% of the 20% distribution weighting depending on actual performance) and (iii) a target performance goal for the retention / turnover performance measure. If threshold is not achieved with respect to the adjusted EBITDA measure and if target is not achieved for the quality of patient care measure and the retention / turnover performance measure, the respective performance measure is not earned. The Committee retains the discretion to reduce (but not increase) any Named Executive Officer’s incentive earned based on individual performance. The Committee did not exercise this discretion in 2018.

The bonus opportunity for each Named Executive Officer is expressed as a percentage of base salary. For our eligible Named Executive Officers, the “target” bonus opportunity was set at 25% of their respective base salaries. For 2018, Named Executive Officers could earn a “stretch/maximum” bonus opportunity up to 28% of their respective base salaries if the stretch/maximum goals for the adjusted EBITDA performance measure and the ACH portion of the quality of patient care performance measure were achieved. The “target” bonus opportunity percentage is lower than market for similarly-sized public companies in our industry. As discussed above, this reflects the Compensation Committee’s compensation philosophy to provide below market cash compensation opportunity with relatively larger “front-loaded” equity incentive grants to the Named Executive Officers.

For 2018, the annual incentive compensation thresholds, targets and stretch/maximums were as follows:

Performance Measure	Metric Weighting	Threshold	Target	Stretch / Maximum (Up to 115% of Target)	Actual Performance	% of Target Achievement	Weighted Payout (% of Target Achievement Metric Weighting)
Overall Corporate Adjusted EBITDA**	60%	$158.0 Million	$163.0 Million	$173.0 Million	$180.6 Million	115%	69%
Quality of patient care(1)	20%	--					20%
- Star Rating			4.65 or greater	--	4.767	100%
- ACH			16.3% or less	16.1% or less	16.35%	--
Retention / Turnover(2)	20%	--	Turnover of 21% or less		19.8%	100%	20%
Overall	100%						109%

**	Adjusted EBITDA is defined as adjusted earnings before interest, taxes, depreciation and amortization. See Appendix A hereto for the reconciliation of non-GAAP financial measures.

(1) For 2018, quality of patient care had two components: a Star Rating performance measure and an ACH rate performance measure. The Star Rating performance measure is defined as the Centers for Medicare & Medicaid Services (CMS) Quality of Patient Care Star Rating. The Centers for Medicare & Medicaid Services (CMS) publishes Quality of Patient Care Star Ratings for all Home Health Agencies quarterly, and each quarterly release uses performance data from a period ending nine months prior to the official publication date. The Company determined that the Company’s Star Rating for 2018 was 4.767 using performance data from our third party analytics vendor Strategic Healthcare Partners and using the CMS thresholds from the April 2018 Home Health Compare release. CMS will officially publish results utilizing this performance data in October 2019. If the Company’s Star Rating was 4.65 or greater, the Named Executive Officers could earn 100% of the Quality of Care performance measure and an opportunity to earn up to 115% of the Quality of Care performance measure if our ACH rate, calculated as the percentage of all eligible home health episodes that ended in hospitalization out of all completed home health episodes within each given 12-month period, was equal to or less than 16.3%, based on a sliding scale of 100% if the ACH rate were 16.3% or lower to 115% if the ACH rate were 16.1% or lower. If the Company’s Star Rating was below the target of 4.65, then the Quality of Care performance measure would not be met, without regard to the Company’s performance on the ACH measure.

(2) The retention / turnover performance measure, which comprised 20% of the cash bonus incentive opportunity for 2018, was a corporate level performance measure based on the Company’s achievement of its retention / turnover goal of 21.0% or less voluntary turnover of all Company employees. Such voluntary turnover rate was 19.8% for 2018, and, accordingly, the Compensation Committee certified achievement of the retention / turnover performance measure.

In establishing the performance levels, the Compensation Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort, and established a stretch/maximum performance goal so that the Named Executive Officers had greater incentive and greater reward if even higher levels of performance were achieved on the adjusted EBITDA and quality of patient care measures. The Compensation Committee felt it was appropriate to set adjusted EBITDA as 60% of the performance measure because it believes that adjusted EBITDA growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders. The Compensation Committee also believed it was in the best interest of the Company’s stockholders to balance the financial performance measure with reward for the quality of patient care and retention / turnover measures.

Taking the achievement of each of the performance measures into account, the Compensation Committee certified the Company’s achievement of the performance targets on February 20, 2019, and the Compensation Committee approved paying out cash bonuses between the “target” and “stretch/maximum” bonus opportunities to the Named Executive Officers as follows:

Named Executive Officer	Base Salary	Bonus (% of Base Salary)	Bonus ($)
Paul B. Kusserow	$875,000	27.25%	$238,438
Scott G. Ginn	$525,000	27.25%	$143,063
Sharon Brunecz	$400,000	15.90%(1)	$ 63,583(1)
Christopher T. Gerard	$575,000	27.25%	$156,688
David L. Kemmerly	$400,000	27.25%	$109,000

(1) Prorated amount based on June 11, 2018 start date.

Such bonus payments, less applicable taxes, withholdings and deductions, were payable in connection with the Company’s next regularly-scheduled payroll period in accordance with the Company’s normal payroll practices.

2018 Long-Term Incentives (Equity-Based Compensation)

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives over multi-year periods. The Compensation Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation plan participants, with those of our stockholders.

Currently, all equity-based compensation is granted in accordance with the terms of our 2018 Omnibus Incentive Compensation Plan, which was approved by our Board of Directors on March 29, 2018 and approved by our stockholders at the 2018 annual meeting. The 2018 Omnibus Incentive Compensation Plan is a comprehensive incentive compensation plan that provides for various equity-based awards and also provides for limited cash awards.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value in both the short- and long-term;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of our Named Executive Officers and other long-term incentive plan participants.

It has been our Company’s historical practice to tie a portion of the vesting requirements associated with equity grants to identified performance targets set during the first quarter of the subject fiscal year.

Pay for Performance—Front-Loaded Equity Awards. The Compensation Committee’s compensation strategy resulted in large up-front grants of performance-based full value shares and options to our newly hired and promoted Named Executive Officers in the year of their employment commencement or promotion, as applicable. The performance measure for a portion of the performance-based restricted stock, restricted stock units and/or options, as applicable, are established by the Compensation Committee over the four years following grant. Each tranche vests subject to achievement of performance goals for the annual performance period and, other than Mr. Kusserow’s awards, satisfaction of additional time-based vesting conditions. The Compensation Committee believes this strategy will incentivize the Named Executive Officers to increase stockholder value over the performance period of the restricted stock and restricted stock units and life of the performance options by:

•

Increasing Stockholder Return—the Named Executive Officers’ options were granted with fair market value exercise prices. Therefore, they will not realize any value from their stock options unless the market value of our common stock appreciates.

•	Achieving specified financial and operational goals:

o

50% of the 2015 equity awards to the Named Executive Officers (based on the number of shares underlying such awards) relate to performance-based compensation in the form of performance-based stock options and performance-based restricted stock and restricted stock units;

o

50% of the equity awards granted to certain of our Named Executive Officers in 2017 (based on the value of such awards) relate to performance-based compensation in the form of performance-based restricted stock units; and

o	50% of the equity awards granted to Ms. Brunecz in 2018 (based on the value of such awards) relate to performance-based compensation in the form of performance-based restricted stock units.

In 2018, the Company granted equity awards to our newly appointed Chief Human Resources Officer as follows:

Named Executive Officer	Date of Grant	Performance- Based RSUs (#)	Time- Based RSUs (#)	Time-Based Stock Options (#)	Stock Option Exercise Price ($)
Sharon Brunecz	7/27/2018	16,772	8,386	17,468	$93.76

The awards are scheduled to vest as follows, assuming Ms. Brunecz remains employed by the Company on each such vesting date:

Performance-Based RSUs	Time-Based RSUs	Time-Based Stock Options
Based on the achievement of performance targets for each of fiscal years 2018 through 2021 and satisfaction of additional time-based vesting conditions.	25% on each of: 7/27/2019 7/27/2020 7/27/2021 7/27/2022	25% on each of: 7/27/2019 7/27/2020 7/27/2021 7/27/2022

Performance Measure Established for 2018 and Prior Year Grants. A portion of the performance based equity grants made in 2018 and prior years vest based on our 2018 adjusted EBITDA against a pre-established goal. For these grants, the Committee set the performance target at adjusted EBITDA of $163.0 million, and the Company communicated such performance target to the executive officers in March 2018. The Committee did not set a maximum, as the maximum number of shares that can be delivered is 100% of the target number granted. If target is not achieved, the grant will not vest. If the target is exceeded, only the target number of shares are earned. Actual adjusted EBITDA of $180.6 million exceeded the performance target and grants dependent on 2018 performance were earned as follows:

Named Executive Officer	Shares Earned	Options Earned
Paul B. Kusserow	18,750	62,500
Scott G. Ginn	8,982	5,625
Sharon Brunecz	4,193	--
Christopher T. Gerard	8,091	--
David L. Kemmerly	3,125	9,375

Some of the above grants were made in years prior to 2018. However, because the tables following this CD&A require them to be disclosed in the Summary Compensation Table (“SCT”) based on their grant date used for accounting purposes (which does not occur until the performance target is set by the Committee and communicated to the award recipient), the above grants are reported in the 2018 SCT.

In setting the performance target for the long-term incentive equity awards to our Named Executive Officers at adjusted EBITDA of $163.0 million, the Compensation Committee considered that adjusted EBITDA is also one of the performance measures for the annual incentive compensation (cash bonus) opportunity, but the Compensation Committee believed that it was an appropriate measure for both components of compensation because it is one of three separate measures for the annual incentive compensation (cash bonus) opportunity and because the Compensation Committee believes that adjusted EBITDA growth encourages our executive officers to focus on improving earnings and profitable growth and that this measure is aligned with our overall objective of creating long-term value for our stockholders.

Other Practices, Policies and Guidelines

Benefits

Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this CD&A, but we limit special benefits and perquisites for use only as necessary to attract and retain executive talent.

Certain of our executive officers participate in our Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

Key Executive Severance Plan

The stated purpose of the Key Executive Severance Plan is to provide a fair framework in the event of a termination of employment in certain circumstances of certain Company key executives. As of December 31, 2018, to be eligible for benefits under the Key Executive Severance Plan, an executive (each, a “Covered Executive”) must (1) be employed by the Company (through the Company’s common payroll agent, Amedisys Holding, L.L.C.) with any of the following job titles: Chief Operating Officer, Chief Financial Officer, Vice Chairman, Chief Human Resources Officer, General Counsel, Chief Information Officer, Chief Strategy Officer, Chief Clinical Operations Officer, or the Chief Compliance Officer; (2) have been designated in writing by the Board or the Compensation Committee, as appropriate, as being covered by the Key Executive Severance Plan; and (3) have executed and delivered to the Company (and not have revoked or attempted to revoke) the Company’s Executive Protective Covenants Agreement (“EPCA” or other similarly named agreement). Our Chief Executive Officer is entitled to receive severance benefits for certain qualifying terminations pursuant to his Amended and Restated Employment Agreement. (See “Named Executive Officer Employment Agreement Provisions: Potential Payments Upon Termination or Change in Control—Amended and Restated Employment Agreement with Mr. Kusserow.”)

If any Covered Executive is terminated by the Company without “Cause” or resigns with “Good Reason” in each case prior to a “Change in Control,” each as defined in the Key Executive Severance Plan, such Covered Executive shall be entitled to an amount equal to one (1) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to twenty-five percent of the Covered Executive’s base salary, as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices for a period of 12 months. Further, any unvested equity awards issued in the name of the Covered Executive as of the date of employment termination will vest in accordance with the terms contained in the applicable award agreement for such awards.

If any Covered Executive is terminated by the Company without “Cause” or resigns with “Good Reason” in each case following a “Change in Control,” such Covered Executive shall be entitled to an amount equal to two (2) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to twenty-five (25) percent of the Covered Executive’s base salary, as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices for a period of 12 months. Further, any unvested equity awards issued in the name of the Covered Executive as of the date of employment termination will vest in accordance with the provisions of the Omnibus Plan or any successor thereto.

Stock Ownership

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our Chief Executive Officer and our other executive officers. In an effort to more closely align our Chief Executive Officer’s interests with those of our stockholders, the Chief Executive Officer must own Company shares with a fair market value equal to at least three times his base salary. Mr. Kusserow will have five years from the date of his December 16, 2014 appointment as President and Chief Executive Officer to come into compliance with these ownership requirements. As of December 31, 2018, Mr. Kusserow was in compliance with these ownership requirements.

In addition, each executive officer of the Company must own Company shares with a fair market value equal to at least two times his or her base salary. Each executive officer is required to retain at least half of the net after-tax shares received upon vesting or exercise of his or her equity awards until the holding requirement is met.

Once the Chief Executive Officer or other executive officer accumulates shares with a value equal to the required multiple of base salary, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares.

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain of our executive officers that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. For 2017 and prior years, “performance-based” compensation that had been approved by our stockholders was not subject to the $1 million deduction limit. Accordingly, we intended to design and approve the performance-based compensation paid to our executive officers so that it would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the Compensation Committee considered Section 162(m) when making compensation decisions but contemplated that there might be instances where potentially non-deductible compensation would be provided to reward our executive officers consistent with our compensation philosophy for each compensation element. In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. Under the Tax Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to certain of our executive officers in excess of $1,000,000 (excluding performance-based compensation that meets the requirements of Section 162(m) that was awarded pursuant to a binding agreement in effect as of November 2, 2017) will generally not be deductible. Performance-based compensation meeting the requirements of Section 162(m) awarded to certain of our executive officers pursuant to a binding agreement in effect as of November 2, 2017, such as our performance-based restricted stock units granted in 2017 and prior years that have not yet been settled into shares of common stock, are currently expected to continue to qualify for the performance-based compensation exemption under Section 162(m) to the extent they have not been materially modified, but future guidance from the United States Treasury may limit or restrict the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards cannot be guaranteed.

2019 Changes in Compensation Structure

During the second half of 2018 after reviewing with Pay Governance prevailing practices among our competitors and in light of our current stage as a company, the Compensation Committee discussed the Company’s historic practice of paying below market median annual cash compensation and long-term incentives at above market median and potential changes to that compensation approach. As a result of these discussions, the Compensation Committee adopted several changes to our approach to annual compensation delivery to non-CEO executive officers in order to better align our practices with competitive norms while still reflecting our pay for performance philosophy and motivating our executives to continued achievement of business objectives and stockholder value creation. The committee made the following changes to the compensation to be paid to the Company’s executive officers beginning in 2019:

•	salaries that are competitive with market levels;

•	short-term incentive (cash bonus) targets that are in line with competitive practices;

•	weighting of performance goals for short-term incentives at 70% Adjusted EBITDA, 20% quality of patient care and 10% retention / turnover;

•	scaled payout of short-term incentives (cash bonus) at 50%-200% of target depending on actual level of performance achieved;

•

annual long-term incentive equity awards for our Named Executive Officers other than our Chief Executive Officer (whose 2019 Equity Awards are the only equity awards he will receive for the duration of the three-year Term of his Amended and Restated Employment Agreement), consistent with market practice;

•	maintain at least 50% of long-term incentives in the form of performance-based equity; and

•	scaled payout of performance-based restricted stock units at 50%-200% of target depending on actual level of performance achieved.

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total 2018 compensation of Mr. Kusserow, our CEO, relative to the annual total 2018 compensation of our median employee.

In accordance with Instruction 2 to Item 402(u) of Regulation S-K, we are using the same “median employee” identified in 2017 in our 2018 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2018. See our 2017 proxy statement for information regarding the process we utilized to identify our “median employee.” We estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for the named executive officers as reported in Summary Compensation Table.

Mr. Kusserow’s annual total compensation for 2018 was $4,866,439 as reflected in the Summary Compensation Table on page 48. The 2018 annual total compensation for the median-compensated employee, calculated in the same manner, was estimated to be $52,049. Therefore, our CEO to median employee pay ratio is approximately 93.5:1.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the

Compensation Discussion and Analysis be included in this Proxy Statement for the Meeting and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Compensation Committee:

Julie D. Klapstein (Chair)

Jake L. Netterville

Donald A. Washburn

Nathaniel M. Zilkha

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is composed of the directors listed as signatories to the above report. During 2018:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Compensation Committee;

•	no member of the Compensation Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries;

•	no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Compensation Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2018 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2018, 2017 and 2016 (as applicable). For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis” (“CD&A”), above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)

Paul B. Kusserow	2018	$875,000	$-	$1,176,188	$2,542,569	$238,438	$34,244	(3)	$4,866,439
President and Chief Executive Officer (PEO)	2017	$875,000	-	$908,813	$1,964,056	$218,750	$34,305		$4,000,924
	2016	$875,000	-	$820,500	$1,736,913	$218,750	$68,909		$3,720,072

Scott G. Ginn	2018	$464,904	$-	$563,441	$226,659	$143,063	$9,539	(4)	$1,407,606
Chief Financial Officer (PFO)	2017	$335,000	-	$340,922	$375,340	$102,500	$9,277		$1,163,039

Sharon Brunecz	2018	$215,385	$60,770	$1,179,407	$784,102	$63,583	$137,492	(5)	$2,440,739
Chief Human Resources Officer

Christopher T. Gerard	2018	$500,481	$-	$507,548	$-	$156,688	$21,584	(6)	$1,186,301
Chief Operating Officer	2017	$439,615	$20,000	$1,125,007	$750,417	$112,500	$135,555		$2,583,094

David L. Kemmerly	2018	$395,673	$-	$196,031	$377,766	$109,000	$14,144	(7)	$1,092,614
General Counsel and Senior Vice President of Government Affairs

(1) The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2018, 2017 and 2016 pursuant to our 2008 Omnibus Incentive Compensation Plan and our 2018 Omnibus Incentive Compensation Plan, as applicable. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2018, which were included in our Annual Report on Form 10-K filed with the SEC on February 28, 2019. Additional information regarding these awards appears under the heading “2018 Long-Term Incentives (Equity-Based Compensation)” in the CD&A.

(2) The amounts in this column reflect the amount earned under the annual performance-based non-equity incentive compensation plan for the applicable year. The amounts in this column for fiscal year 2018 were paid on March 8, 2019. Additional information regarding these payments appears under the heading “2018 Annual Performance-Based Incentive Compensation (Cash Bonuses)” in the CD&A.

(3) This amount consists of $7,128 for employer-paid contributions to Mr. Kusserow pursuant to our 401(k) Benefit Plan, $48 for fractional shares cash payment and $27,068 in costs attributable to life insurance premiums paid by us on Mr. Kusserow’s behalf where we are not the beneficiary.

(4) This amount consists of $7,128 for employer-paid contributions to Mr. Ginn pursuant to our 401(k) Benefit Plan, $371 for the cash payment of fractional shares related to stock vesting that occurred in 2018 and $2,040 in costs attributable to life insurance premiums paid by us on Mr. Ginn’s behalf where we are not the beneficiary.

(5) This amount consists of $6,884 for employer-paid contributions to Mrs. Brunecz pursuant to our 401(k) Benefit Plan and $130,608 paid by us for Mrs. Brunecz’s relocation to the Nashville, Tennessee Metropolitan area.

(6) This amount consists of $7,128 for employer-paid contributions to Mr. Gerard pursuant to our 401(k) Benefit Plan, $94 for the cash payment of fractional shares related to stock vesting that occurred in 2018 and $14,362 paid by us for Mr. Gerard’s relocation to the Nashville, Tennessee Metropolitan area.

(7) This amount consists of $7,128 for employer-paid contributions to Mr. Kemmerly pursuant to our 401(k) Benefit Plan, $118 for the cash payment of fractional shares related to stock vesting that occurred in 2018 and $6,898 in costs attributable to life insurance premiums paid by us on Mr. Kemmerly’s behalf where we are not the beneficiary.

2018 GRANTS OF PLAN-BASED AWARDS

The table below summarizes all grants of plan-based awards during the year ended December 31, 2018 to our Named Executive Officers. For additional information regarding the plan-based award grants summarized below, please refer to CD&A above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($) (13)
		Target ($)

Paul B. Kusserow
Performance-Based Nonqualified Stock Options(2)	3/16/2018	-	62,500	$2,542,569
Performance-Based Restricted Stock Units(1)(5)	3/16/2018	-	18,750	$1,176,188
2018 Short Term (Cash Bonus) Incentive Plan		$238,438	-	-

Scott G. Ginn
Performance-Based Nonqualified Stock Options(3)	3/16/2018	-	5,625	$226,659
Performance-Based Restricted Stock Units(1)(6)	3/16/2018	-	1,875	$117,619
Performance-Based Restricted Stock Units(1)(7)	3/16/2018	-	7,107	$445,822
2018 Short Term (Cash Bonus) Incentive Plan		$143,063	-	-

Sharon Brunecz
Performance-Based Restricted Stock Units(1)(8)	7/27/2018	-	4,193	$393,136
Time-Based Nonqualified Stock Options(11)	7/27/2018	-	17,468	$784,102
Time-Vesting Restricted Stock Units(1) (12)	7/27/2018	-	8,386	$786,271
2018 Short Term (Cash Bonus) Incentive Plan		$63,583	-	-

Christopher T. Gerard
Performance-Based Restricted Stock Units(1)(9)	3/16/2018	-	8,091	$507,548
2018 Short Term (Cash Bonus) Incentive Plan		$156,688	-	-

David L. Kemmerly
Performance-Based Nonqualified Stock Options(4)	3/16/2018		9,375	$377,766
Performance-Based Restricted Stock Units(1)(10)	3/16/2018		3,125	$196,031
2018 Short Term (Cash Bonus) Incentive Plan		$109,000	-	-

(1)

Dividends paid with respect to restricted stock paid in (a) cash or (b) property other than the Company’s common stock or rights to acquire Company common stock shall be paid to the restricted stock award recipient in a similar manner as to other holders of our common stock. Dividends paid in (y) Company common stock or (z) rights to acquire Company common stock shall be added to and become a part of the original restricted stock award, subject to any additional performance-based or time-based vesting conditions stated therein.

(2)

The amounts shown in this row reflect the number of performance-based non-qualified stock options granted to Mr. Kusserow on March 31, 2015, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on February 20, 2019.

(3)

The amounts shown in this row reflect the number of performance-based non-qualified stock options granted to Mr. Ginn on May 1, 2015, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on February 20, 2019. One-third of the options will vest on May 1, 2019 and two-thirds of the options will vest on May 1, 2020, provided that Mr. Ginn is continuously employed by the Company through each such date.

(4)

The amounts shown in this row reflect the number of performance-based non-qualified stock options granted to Mr. Kemmerly on May 1, 2015, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on February 20, 2019. One-third of the options will vest on May 1, 2019 and two-thirds of the options will vest on May 1, 2020, provided that Mr. Kemmerly is continuously employed by the Company through each such date.

(5)

The amounts shown in this row reflect the number of shares of performance-based restricted stock units granted to Mr. Kusserow on March 31, 2015, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on February 20, 2019.

(6)

The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Ginn on June 4, 2015, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on February 20, 2019. One-third of the shares vest on June 4, 2019, and two-thirds of the shares vest on June 4, 2020, provided that Mr. Ginn is continuously employed by the Company through each such date.

(7)

The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Ginn on October 18, 2017, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on February 20, 2019. One-fourth of the shares vest on the date of certification of achievement by the Compensation Committee and the remaining shares vest in equal installments on October 18, 2019, October 18, 2020 and October 18, 2021, provided that Mr. Ginn is continuously employed by the Company through each such date.

(8)

The amounts shown in this row reflect the number of performance-based restricted stock units granted to Ms. Brunecz on July 27, 2018, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on February 20, 2019. The shares vest ratably in one-third increments on July 27, 2019, July 27, 2020 and July 27, 2021, provided that Ms. Brunecz is continuously employed by the Company through each such date.

(9)

The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Gerard on January 20, 2017, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on February 20, 2019. The shares vest ratably in one-third increments on January 20, 2019, January 20, 2020 and January 20, 2021, provided that Mr. Gerard is continuously employed by the Company through each such date.

(10)

The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Kemmerly on June 4, 2015, subject to achievement of the 2018 performance metric, which performance metric was established by the Compensation Committee on March 16, 2018 and certified as achieved on

February 20, 2019. One-third of the shares vest on June 4, 2019, and two-thirds of the shares vest on June 4, 2020, provided that Mr. Kemmerly is continuously employed by the Company through each such date.

(11)

The amounts shown in this row reflect the number of time-based non-qualified stock options granted to Ms. Brunecz on July 27, 2018. The options vest ratably in one-fourth increments on July 27, 2019, July 27, 2020, July 27, 2021 and July 27, 2022.

(12)

The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Ms. Brunecz on July 27, 2018. The shares vest ratably in one-fourth increments on July 27, 2019, July 27, 2020, July 27, 2021 and July 27, 2022.

(13)

The amounts shown in this column reflect the “grant date fair value” of the nonvested stock awards and performance-based restricted stock units granted to each of our Named Executive Officers during the fiscal year 2018. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2018, as included in our Annual Report on Form 10-K filed with the SEC on February 28, 2019. There can be no assurance that the grant date fair value of the nonvested stock awards or the restricted stock units will ever be realized.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

The table below summarizes all outstanding equity awards at December 31, 2018 for our Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
	Exercisable	Unexercisable

Paul B. Kusserow	250,000	-	$26.65	12/16/2024	18,750	$2,195,813	-	$-
	62,500	-	$26.78	3/31/2025
	62,500	-	$26.78	3/31/2025
	62,500	-	$26.78	3/31/2025
	-	62,500	$26.78	3/31/2025

Scott G. Ginn	-	22,500	$27.35	5/1/2025	19,481	$2,281,420	-	-
	-	1,875	$27.35	5/1/2025
	1,875	3,750	$27.35	5/1/2025
	212	636	$58.69	7/19/2027
	1,749	5,246	$49.25	10/18/2027
	-	5,625	$27.35	5/1/2025

Sharon Brunecz	-	17,468	$93.76	7/27/2028	12,579	$1,473,127	-	-

Christopher T. Gerard	-	23,675	$46.35	1/20/2027	25,620	$3,000,358	-	-

David L. Kemmerly	-	37,500	$27.35	5/1/2025	14,583	$1,707,815	-	-
	-	3,125	$27.35	5/1/2025
	-	6,250	$27.35	5/1/2025
	-	9,375	$27.35	5/1/2025

(1)	The contractual term of each grant of stock option awards is a ten-year period.
(2)	Market value is based on the closing price on December 31, 2018 of $117.11.
(3)

The amounts in this column include the target number of performance-based restricted stock units (PRSUs) that were granted in 2018 to each Named Executive Officer with vesting conditions linked to the Company’s 2018 Adjusted EBITDA.

VESTING SCHEDULE -- OUTSTANDING EQUITY AWARDS

The table below summarizes the vesting schedule for all outstanding unvested equity awards held by our Named Executive Officers as of December 31, 2018.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested

Paul B. Kusserow	62,500	100% upon certification by the Board of Directors of the achievement of the 2018 performance metric	$26.78	18,750	100% upon certification by the Board of Directors of the achievement of the 2018 performance metric

Scott G. Ginn	22,500	50% on each of 5/1/2019 and 2020	$27.35	5,000	50% on each of 6/4/2019 and 2020
	1,875	100% on 5/1/2019	$27.35	320	33% on each of 7/19/2019, 2020 and 2021
	3,750	50% on each of 5/1/2019 and 2020	$27.35	2,665	33% on each of 10/18/2019, 2020 and 2021
	636	33% on each of 7/19/2019, 2020 and 2021	$58.69	625	100% on 6/4/2019
	5,246	33% on each of 10/18/2019, 2020 and 2021	$49.25	1,250	50% on each of 6/4/2019 and 2020
	5,625	33% on 5/1/2019 and 67% on 5/1/2020	$27.35	639	33% on each of 7/19/2019, 2020 and 2021
				1,875	33% on 6/4/2019 and 67% on 6/4/2020
				7,107	25% upon certification by the Board of Directors of the achievement of the 2018 performance metric and 25% on each of 10/18/2019, 2020 and 2021

Sharon Brunecz	17,468	25% on each of 7/27/2019, 2020, 2021 and 2022	$93.76	8,386	25% on each of 7/27/2019, 2020, 2021 and 2022
				4,193	33% on each of 7/27/2019, 2020 and 2021

Christopher T. Gerard	23,675	33% on each of 1/20/2019, 2020 and 2021	$46.35	12,135	33% on each of 1/20/2019, 2020 and 2021
				5,394	50% on each of 1/20/2019 and 2020

				8,091	33% on each of 1/20/2019, 2020 and 2021

David L. Kemmerly	37,500	50% on each of 5/1/2019 and 2020	$27.35	8,334	50% on each of 6/4/2019 and 2020
	3,125	100% on 5/1/2019	$27.35	1,041	100% on 6/4/2019
	6,250	50% on each of 5/1/2019 and 2020	$27.35	2,083	50% on each of 6/4/2019 and 2020
	9,375	33% on 5/1/2019 and 67% on 5/1/2020	$27.35	3,125	33% on 6/4/2019 and 67% on 6/4/2020

2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options by our Named Executive Officers during the year ended December 31, 2018 and the vesting during the year ended December 31, 2018 of nonvested stock held by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Paul B. Kusserow	-	-	37,500	$3,395,813

Scott G. Ginn	9,375	$698,181	6,357	$514,071

Sharon Brunecz	-	-	-	-

Christopher T. Gerard	7,892	$573,514	6,743	$374,843

David L. Kemmerly	18,750	$1,517,370	7,291	$561,699

(1) Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.

(2) Amount reflects the closing price of our common stock on the day of vesting multiplied by the number of shares acquired on vesting.

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a description of the termination and change-in-control payment provisions included in Mr. Kusserow’s Amended and Restated Employment Agreement. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Amended and Restated Employment Agreement. The terms below describe certain, but not all, triggering events that may result in termination or change-in-control payments to Mr. Kusserow.

Certain Definitions

The following definitions appear in Mr. Kusserow’s Amended and Restated Employment Agreement.

“Cause” is defined to include, among other things, willful gross neglect or misconduct, willful violation of our code of conduct, willful and material breach of the restrictive covenants of the Amended and Restated Employment Agreement, misconduct in financial reporting and conviction of, or entering into a plea of nolo contendere to, a felony involving fraud, theft, embezzlement, dishonestly or moral turpitude.

“Good Reason” for voluntary resignation is defined as the occurrence of any of the following circumstances without the executive’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence and such notice is delivered to us within ninety days of the occurrence: (i) a material reduction in Mr. Kusserow’s base salary and/or target bonus (other than in connection with a proportionate reduction in the base salaries and/or target bonuses of all similarly-situated senior level executive employees), (ii) a material diminution of the executive’s authority, responsibilities or duties, including not being elected to or re-elected to our Board of Directors, his no longer being the Chief Executive Officer of the Company, or in the event of a Change in Control, his no longer being the Chief Executive Officer of the combined enterprise post-transaction, or (iii) any material breach of the Amended and Restated Employment Agreement caused by the Company. In addition, if there is Good Reason to resign, the resignation must occur within 150 days of the existence of the condition.

“Change in Control” is defined as (i) any person or group (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of our securities or the securities of any significant subsidiary, representing 50% or more of the combined voting power of our or such subsidiary’s then outstanding securities; (ii) individuals who at the beginning of any 12-month period constitute our Board of Directors, cease to constitute at least a majority of our Board of Directors; or (iii) as the result of, or in connection with, any cash tender offer or exchange offer, merger or business combination, sale of assets or contested election of directors, after such transaction, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor entity are held in the aggregate by the holders of the Company’s securities who immediately prior to the transaction had been entitled to vote generally in the election of directors of the Company.

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1984.

Amended and Restated Employment Agreement with Mr. Kusserow

On September 27, 2018, the Company entered into the Amended and Restated Employment Agreement with Paul B. Kusserow, the Company’s President and Chief Executive Officer. The Amended and Restated Employment Agreement amends, restates and supersedes the Employment Agreement among the Company, Amedisys Holding, L.L.C. and Mr. Kusserow dated December 11, 2014. The term of the Amended and Restated Employment Agreement expires on December 16, 2021 (the “Term”), unless earlier terminated, and is not automatically renewable. Unless mutually extended by the parties in writing, the Amended and Restated Employment Agreement shall terminate upon the expiration of the Term, at which point Mr. Kusserow’s employment shall continue on an “at will” basis unless such “at will” employment is terminated by us or Mr. Kusserow by notice in writing.

Pursuant to the terms of the Amended and Restated Employment Agreement, Mr. Kusserow is entitled to, among other things:

•	An annual base salary of not less than $900,000 (beginning January 1, 2019), subject to annual review for increase (but not decrease) by the Compensation Committee;

•

Participate in the Company’s annual (cash bonus) incentive plan, with threshold, target and maximum award opportunities approved from year to year by the Compensation Committee (the amount of target annual incentive approved by the Compensation Committee for any given year shall not be less than 25% of Mr. Kusserow’s current base salary; however, entitlement to and payment of an annual incentive bonus is subject to the approval of the Compensation Committee);

•	Equity awards as follows:

o

On January 2, 2019, Mr. Kusserow was granted (i) 36,819 time-based restricted stock units, (ii) time-based non-qualified stock options to purchase 80,602 shares of the Company’s common stock, and (iii) 73,638 performance-based restricted stock units (collectively, the “2019 Equity Awards”). The 2019 Equity Awards were based on an estimated grant value of $18 million, calculated as of September 27, 2018. It is the intention of the parties that the 2019 Equity Awards shall be the sole equity awards granted to Mr. Kusserow during the Term of the Amended and Restated Employment Agreement;

o

Both the time-based restricted stock units and the time-based non-qualified stock options will vest in one-third increments on the first through third anniversaries of the grant date, provided that with respect to the vesting date for the first two tranches, Mr. Kusserow has not incurred a termination of employment prior to such vesting date, and with respect to the third and final tranche, Mr. Kusserow has not incurred a termination of employment prior to December 16, 2021 (the end of the Term) (subject in each case to certain accelerated and pro-rated vesting provisions as provided in the Amended and Restated Employment

Agreement). The exercise price of the stock options is $114.78, which was the closing price of the Company’s common stock on the date of grant, and the options have a ten-year term. The performance-based restricted stock units shall vest, if at all, after the end of the Term, immediately upon the date of certification by the Compensation Committee of the 2021 tranche performance measure, based on the certification by the Compensation Committee of the achievement of identified financial and/or operational goals for each of fiscal years 2019 through 2021, respectively, provided that Mr. Kusserow has not incurred a termination of employment prior to the end of the Term (subject to certain accelerated and pro-rated vesting provisions as provided in the Amended and Restated Employment Agreement); and

o

Unless Mr. Kusserow’s employment is terminated for Cause, he shall have until the earlier of (A) the expiration date of any option granted pursuant to the Amended and Restated Employment Agreement or (B) 90 days following termination of his employment in which to exercise any of such options that were vested as of the termination date. If his employment is terminated for Cause, there shall be no post-termination exercise period, and all vested and unvested options shall terminate immediately upon termination of employment;

•

Participate, consistent with his rank and position, in the Company’s other compensation (other than equity), pension, welfare and benefit plans and programs as are made available to the Company’s senior level executives or to its employees in general, including deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility (provided, that there is no entitlement to any equity awards outside of the 2019 Equity Awards without the prior approval of the Compensation Committee); and

•	Reimbursement of reasonable legal fees incurred by Mr. Kusserow in connection with negotiating the Amended and Restated Employment Agreement up to a maximum of $15,000.

In the event Mr. Kusserow’s employment is terminated due to his death or disability, Mr. Kusserow or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with federal tax rules and regulations and within the deadlines described in the Amended and Restated Employment Agreement): (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. Kusserow as of the date of death or disability shall vest immediately in full.

If Mr. Kusserow is terminated for Cause or if Mr. Kusserow voluntarily resigns without Good Reason, he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with federal tax rules and regulations and within the deadlines described in the Amended and Restated Employment Agreement): (a) unpaid base salary through the date of termination, and (b) incentive awards earned in the prior year, but not yet paid.

If Mr. Kusserow is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, Mr. Kusserow will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination, paid in accordance with federal tax rules and regulations and within the deadlines described in the Amended and Restated Employment Agreement;

(2)

an amount equal to two (2) times the sum of (A) his base salary, at the annualized rate in effect on the date of termination (or in the event a reduction in base salary is a basis for termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $225,000, which amount will be paid in substantially equal monthly installments in accordance with the Company’s payroll practices for a period of 24 months beginning with the calendar month that immediately follows the earliest payment date (as described in the Amended and Restated Employment Agreement);

(3)	unpaid incentive awards earned in the prior year, paid in accordance with federal tax rules and regulations and within the deadlines described in the Amended and Restated Employment Agreement;

(4)

should he elect continuance of group health insurance coverage under COBRA and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Mr. Kusserow and his eligible dependents until the first to occur of (x) his attainment of alternative employment if such employment includes health insurance benefits or (y) the expiration of a 24-month period beginning with the calendar month that immediately follows the earliest payment date (as described in the Amended and Restated Employment Agreement) (such period, the “Coverage Period”). Should Mr. Kusserow’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, Mr. Kusserow and his eligible dependents with continued health insurance benefits substantially similar to those which he and his eligible dependents received under COBRA until the end of the Coverage Period; and

(5)

pro-rated vesting of a number of the non-qualified stock options and restricted stock units that comprise the 2019 Equity Awards according to formulas as stated in the Amended and Restated Employment Agreement, provided that any performance-based restricted stock units that are allocated to future performance periods shall be forfeited.

In the event that Mr. Kusserow’s employment is terminated without Cause or he resigns with Good Reason or as a result of a relocation of his principal place of employment more than 50 miles from Nashville, Tennessee within two years following a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), Mr. Kusserow shall be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination paid in accordance with federal tax rules and regulations and within the deadlines described in the Amended and Restated Employment Agreement;

(2)

an amount equal to three (3) times the sum of (A) his base salary, at the annualized rate in effect on the date of termination (or in the event a reduction in base salary is a basis for termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $225,000, which amount will be paid in a lump sum on the earliest payment date (as described in the Amended and Restated Employment Agreement);

(3)	unpaid incentive awards earned in the prior year, paid in accordance with federal tax rules and regulations and within the deadlines described in the Amended and Restated Employment Agreement;

(4)

should he elect continuance of group health insurance coverage under COBRA and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Mr. Kusserow and his eligible dependents until the end of the Coverage Period. Should Mr. Kusserow’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, Mr. Kusserow and his eligible dependents with continued health insurance benefits substantially similar to those which he and his eligible dependents received under COBRA until the end of the Coverage Period; and

(5)	vesting of the 2019 Equity Awards as follows:

•

all previously unvested time-based restricted stock units and time-based stock options that comprise the 2019 Equity Awards shall be deemed fully vested and, in the case of the stock options, exercisable;

•

the performance-based restricted stock units that comprise the 2019 Equity Awards shall vest pro rata based on Mr. Kusserow’s time of service from the date of grant, at target or actual performance, as applicable, according to formulas as stated in the Amended and Restated Employment Agreement; and

•

in the event that the purchase price for the Company’s common stock in the Change in Control transaction is equal to or greater than $122.22, the closing price of the Company’s common stock on September 27, 2018, the effective date of the Amended and Restated Employment Agreement, then all performance-based restricted stock units that comprise the 2019 Equity Awards shall be deemed fully vested, payable at the actual level of performance for performance periods already completed and payable at the target level of performance for all other performance periods.

Mr. Kusserow is subject to certain restrictive covenants, including (i) prohibitions against competition for 24 months following his termination prior to the expiration of the employment term and (ii) prohibitions against soliciting company employees and customers for 24 months following his termination.

The Amended and Restated Employment Agreement for Mr. Kusserow contains provisions entitling him to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change in Control,” below. These triggers for severance payments were selected in order to permit Mr. Kusserow to focus on the interests of our Company and our stockholders without undue concern for his personal job security.

In return for severance benefits, Mr. Kusserow is bound by certain non-compete, non-solicitation, confidentiality and non-disparagement covenants, as discussed above. If there is a breach of these covenants, we have the right to immediately terminate all payments and benefits due to Mr. Kusserow under his agreement, subject to certain exceptions set forth in his agreement.

Both Mr. Kusserow and the Company are subject to arbitration for resolution of disputes arising out of the Amended and Restated Employment Agreement, which is governed by Louisiana law.

In approving the Amended and Restated Employment Agreement and the compensation package for Mr. Kusserow contained therein, the Compensation Committee considered the following factors:

•	50% of the 2019 Equity Awards are performance-based;

•

the performance-based restricted stock units are subject to an additional three-year time-based vesting requirement such that the performance-based restricted stock units do not vest until the end of the three-year term of Mr. Kusserow’s employment (subject to early vesting, based on performance, upon a Change in Control or certain termination events as described above);

•	Mr. Kusserow will not receive any additional equity awards during the three-year Term of the Amended and Restated Employment Agreement;

•	The 2019 Equity Awards are subject to “double-trigger” vesting provisions such that they will not automatically vest and pay out solely as a result of a Change in Control of the Company; and

•	Mr. Kusserow received no increase in bonus opportunity and only a minimal salary increase (less than a 3% increase).

The Compensation Committee believes that Mr. Kusserow’s compensation package aligns his interests with the interests of stockholders by having 50% of the 2019 Equity Awards tied to performance-based conditions and that the “double-trigger” vesting provisions and performance-based vesting provisions strike an appropriate balance between providing meaningful severance protection and avoiding a significant windfall upon an employment termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments to our Named Executive Officers upon: (i) a Change in Control (as such term is defined in Mr. Kusserow’s Amended and Restated Employment Agreement or the Key Executive Severance Plan, as applicable) of the Company without termination, (ii) a termination without Cause (as such term is defined in Mr. Kusserow’s Amended and Restated Employment Agreement or the Key Executive Severance Plan, as applicable) or a resignation with Good Reason (as such term is defined in Mr. Kusserow’s Amended and Restated Employment Agreement or the Key Executive Severance Plan, as applicable) prior to a Change in Control, (iii) a termination without Cause or a resignation with Good Reason following a Change in Control, (iv) Retirement, (v) death or (vi) Disability (as such term is defined in Mr. Kusserow’s Amended and Restated Employment Agreement and the 2008 Omnibus Incentive Compensation Plan and 2018 Omnibus Incentive Compensation Plan). In preparing the table, we assumed the Change in Control event, employment termination event or resignation occurred on December 31, 2018 and that the ability to receive post-termination or Change in Control payments was governed by Mr. Kusserow’s Amended and Restated Employment Agreement in effect as of that date, or the Key Executive Severance Plan, as applicable. (See “Named Executive Officer Employment Agreement Provisions: Potential Payments upon Termination or Change in Control,” above, for additional information.) The closing price per share of our common stock on December 31, 2018 (the last business day of the year) was $117.11.

Executive	Benefits ($)	Change in Control without Termination of Employment on 12/31/2018 ($)		Termination without Cause or Resignation with Good Reason as of 12/31/2018 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2018 following a Change in Control ($)	Permitted Retirement on 12/31/2018 ($)	Disability on 12/31/2018 ($)	Death on 12/31/2018 ($)
Paul B. Kusserow
	Base Severance Payment		$-	$2,276,876	$3,415,314	$-	$-	$-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	-		$7,136,449	$9,515,188	-	$9,515,188	$9,515,188
	Other	-		-	-	-	-	-

	Total	-		$9,413,325	$12,930,502	-	$9,515,188	$9,515,188

Scott G. Ginn
	Base Severance Payment	-		$668,063	$1,336,126	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	-		$3,074,138	$3,074,138	-	$5,212,098	$5,212,098
	Other	-		-	-	-	-	-

	Total	-		$3,742,201	$4,410,264	-	$5,212,098	$5,212,098

Sharon Brunecz
	Base Severance Payment	-		$500,000	$1,000,000	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	-		$451,927	$451,927	-	$3,027,762	$3,027,762
	Other	-		-	-	-	-	-

	Total	-		$951,927	$1,451,927	-	$3,027,762	$3,027,762

Christopher T. Gerard
	Base Severance Payment	-		$731,688	$1,463,376	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	-		$2,781,597	$2,781,597	-	$4,825,400	$4,825,400
	Other	-		-	-	-	-	-

	Total	-		$3,513,285	$4,244,973	-	$4,825,400	$4,825,400

Executive	Benefits ($)	Change in Control without Termination of Employment on 12/31/2018 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2018 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2018 following a Change in Control ($)	Permitted Retirement on 12/31/2018 ($)	Disability on 12/31/2018 ($)	Death on 12/31/2018 ($)

David L. Kemmerly
	Base Severance Payment	-	$509,000	$1,018,000	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	-	$5,123,523	$5,123,523	-	$6,831,378	$6,831,378
	Other	-	-	-	-	-	-

	Total	-	$5,632,523	$6,141,523	-	$6,831,378	$6,831,378

DIRECTOR COMPENSATION

During 2018, all non-employee directors received a monthly retainer of $6,250 and per diem attendance fees of $2,000 per each Board of Directors meeting and each committee meeting attended in person and $1,000 per diem attendance fees for each Board of Directors meeting and each committee meeting attended via teleconference. In other words, if the full Board of Directors and the Compensation Committee each held an in-person meeting on the same day, an attendee of both meetings would receive one $2,000 fee covering both meetings. Donald A. Washburn served as our Non-Executive Chairman during 2018 and received a $100,000 annual retainer payable to our Non-Executive Chairman.

Effective as of June 6, 2018, in addition to the other fees mentioned, (i) the Chairman of the Audit Committee received an annual retainer of $20,000, paid monthly, (ii) the Chair of the Compensation Committee received an annual retainer of $20,000, paid monthly, (iii) the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $15,000, paid monthly, (iv) the Chairman of the Quality of Care Committee received an annual retainer of $15,000, paid monthly, and (v) the Chair of the Compliance and Ethics Committee received an annual retainer of $15,000, paid monthly.

In addition, on June 6, 2018, each non-employee director received an equity grant of nonvested common stock valued at $150,000. The number of shares granted (1,863) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($80.54) and rounding up to the next whole share. The shares granted are subject to time-based vesting conditions and will vest 100% on June 6, 2019, predicated upon the respective director’s continued service as a non-employee member of the Board of Directors through the vesting date. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by independent (non-employee) members of our Board of Directors.

The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2018.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Linda J. Hall, PhD	$121,000	$150,046	—	$271,046
Julie D. Klapstein	$121,667	$150,046	—	$271,713
Richard A. Lechleiter	$125,333	$150,046	—	$275,379
Jake L. Netterville	$134,000	$150,046	—	$284,046
Bruce D. Perkins	$122,000	$150,046	—	$272,046
Jeffrey A. Rideout, MD	$105,000	$150,046	—	$255,046
Donald A. Washburn	$209,000	$150,046	—	$359,046
Nathaniel M. Zilkha	$113,667	$150,046	—	$263,713

(1)

Paul B. Kusserow, our Chief Executive Officer and Chairman of our Board of Directors, is not included in the table above as he was an employee of the Company during 2018 and, therefore did not receive any additional compensation for the services that he provided as a director. The compensation that Mr. Kusserow received is included in the Summary Compensation Table.

(2)

The amounts shown in this column reflect the grant date fair value of nonvested stock awards granted to each of our directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2018, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2019. As of December 31, 2018, each director listed above had 1,863 outstanding shares of nonvested stock, 100% of which will vest on June 6, 2019. As of December 31, 2018, there were no fully vested outstanding stock options held by our non-employee directors.

Stock Ownership

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors. In an effort to more closely align their interests with those of our stockholders, each non-employee (independent) director shall own Company shares with a fair market value equal to at least three times their base annual cash retainer.

Each non-employee director shall have five years from the date that they are elected or appointed (as applicable) to the position (or five years from the initial April 2009 effective date of the Corporate Governance Guidelines, whichever date is later) to come into compliance with these ownership requirements.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares. Each of our non-employee directors who were Board members on the date of adoption of our Corporate Governance Guidelines is currently in compliance with the ownership requirements.

CERTAIN TRANSACTIONS

Under our Code of Ethical Business Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty, unless there is a review by our legal department and the express consent of our Chief Executive Officer, or, in the case of directors, review by and consent of a majority of the disinterested directors. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

On June 4, 2018, we purchased 2,418,304 of our common shares from affiliates of KKR Credit Advisors (US) LLC (“KKR”), representing one-half of KKR’s holdings in the Company and 7.1% of the aggregate outstanding shares of the Company’s common stock for a total purchase price of $181.4 million including related direct costs. The Company repurchased the shares at $73.96 which represents 96% of the closing stock price of the Company’s common stock on June 4, 2018. At the time of the transaction, KKR held approximately 14.2% of the Company’s outstanding shares of common stock.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, a composite version of which was filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and is also available on our website at http://www.amedisys.com.

Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2020 Annual Meeting, to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2020 Annual Meeting between close of business on

February 8, 2020 and close of business on March 9, 2020, provided however, if and only if the 2020 Annual Meeting is not scheduled to be held between May 8, 2020 and August 6, 2020, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2020 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 27, 2019. The proposal also will need to comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2020 Annual Meeting between close of business on February 8, 2020 and close of business on March 9, 2020, provided however, if and only if the 2020 Annual Meeting is not scheduled to be held between May 8, 2020 and August 6, 2020, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our composite Bylaws were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and are also available on our website at http://www.amedisys.com. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

3854 American Way, Suite A

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the Notice or annual proxy materials. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the Notice or proxy materials at the same address or if you are receiving multiple copies of the Notice or proxy materials at the same address and wish to receive a single copy, you may do so at any time prior to thirty days before the mailing of the Notice or proxy materials, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the Notice or proxy materials by notifying us in writing or by telephone at the same address or telephone numbers, and we undertake to deliver such materials promptly.

Interest of Certain Persons in Matters to be Acted Upon

Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Meeting.

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

Donald A. Washburn
Non-Executive Chairman of the Board of Directors

April 26, 2019

APPENDIX A

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

(Amounts in thousands)

(Unaudited)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”):

	For the Year Ended December 31,
	2018	2017
Net income attributable to Amedisys, Inc.	$119,346	$30,301
Add:
Income tax expense	38,859	50,118
Interest expense, net	7,092	4,873
Depreciation and amortization	13,261	17,123
Certain items (1)	3,739	61,429
Interest component of certain items (1)	(1,731)	(263)
Tax component of certain items (1)	—	(21,424)

Adjusted EBITDA (2) (5)	$180,566	$142,157

Adjusted Net Income Attributable to Amedisys, Inc. Reconciliation:

	For the Year Ended December 31,
	2018	2017
Net income attributable to Amedisys, Inc.	$119,346	$30,301
Add:
Certain items (1)	2,767	45,627

Adjusted net income attributable to Amedisys, Inc. (3) (5)	$122,113	$75,928

Adjusted Net Income Attributable to Amedisys, Inc. per Diluted Share:

	For the Year Ended December 31,
	2018	2017
Net income attributable to Amedisys, Inc. common stockholders per diluted share	$3.55	$0.88
Add:
Certain items (1)	0.08	1.33

Adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share (4) (5)	$3.63	$2.21

(1)	The following details the certain items for the years ended December 31, 2018 and 2017:

A-1

Certain Items:

For the Year Ended December 31, 2018
(Income) Expense
Certain Items Impacting Net Service Revenue:
Florida self-audit (pre-acquisition)	$1,687
Certain Items Impacting Operating Expenses:
Acquisition costs	2,757
Legal fees - non-routine	1,465
Indemnity receivable adjustment	2,143
Certain Items Impacting Total Other Income (Expense):
Legal settlements	(1,437)
Miscellaneous, other (income) expense, net	(2,876)

Total	$3,739

Net of tax	$2,767

Diluted EPS	$0.08

For the Year Ended December 31, 2017
(Income) Expense
Certain Items Impacting Net Service Revenue:
Florida ZPIC audit	$6,506
Certain Items Impacting Operating Expenses:
Acquisition costs	1,025
Legal fees - non-routine	1,768
Securities Class Action Lawsuit settlement, net	28,712
Restructuring activity	2,318
Data center relocation	940
Asset impairment	1,323
Certain Items Impacting Total Other Income (Expense):
Legal settlements	(2,014)
Miscellaneous, other (income) expense, net	(573)
Certain Items Impacting Income Tax Expense:
Remeasurement of deferred tax assets and liabilities	21,424

Total	$61,429

Net of tax	$45,627

Diluted EPS	$1.33

(2)

Adjusted EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense and depreciation and amortization, excluding certain items as described in footnote 1.

(3)	Adjusted net income attributable to Amedisys, Inc. is defined as net income attributable to Amedisys, Inc. calculated in accordance with GAAP excluding certain items as described in footnote 1.
(4)

Adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share is defined as diluted income per share calculated in accordance with GAAP excluding the earnings per share effect of certain items as described in footnote 1.

(5)

Adjusted EBITDA, adjusted net income attributable to Amedisys, Inc. and adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share should not be considered as an alternative to, or more meaningful than, income before income taxes or other measures calculated in accordance with GAAP. These calculations may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate these non-GAAP financial measures in the same manner.

A reconciliation of non-GAAP financial measures with respect to financial results for the year ended December 31, 2016 is included in the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2018.

A-2

AMEDISYS, INC. 3854 AMERICAN WAY, SUITE A BATON ROUGE, LA 70816

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐
A E	Julie D. Klapstein B Paul B. Kusserow C Richard A. Lechleiter D Jake L. Netterville Bruce D. Perkins F Jeffrey A. Rideout, MD G Donald A. Washburn
The Board of Directors recommends you vote FOR proposals 2 AND 3.						For	Against	Abstain
2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019.					☐	☐	☐
3	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers, as set forth in the Company’s 2019 Proxy Statement (“Say on Pay” Vote).					☐	☐	☐
NOTE: THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, FOR THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”), AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

AMEDISYS, INC.

Annual Meeting of Stockholders

June 7, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF AMEDISYS, INC.

THE SHARES REPRESENTED BY THIS PROXY

WILL BE VOTED IN ACCORDANCE WITH THE CHOICES

SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints Paul B. Kusserow and Scott G. Ginn the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203, on June 7, 2019 at 10:00 a.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.